                                                Filed Pursuant to Rule 424(B)(5)
                                      File Nos. 333-79493, 33-61045 and 33-50435


++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+THIS PROSPECTUS SUPPLEMENT RELATES TO AN EFFECTIVE REGISTRATION STATEMENT + +UNDER THE SECURITIES ACT OF 1933, BUT IS NOT COMPLETE AND MAY BE CHANGED. +
+THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT        +
+SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR   +
+SALE IS NOT PERMITTED.                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED JULY 15, 1999
            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JUNE 16, 1999.
                        [LOGO OF WELLS FARGO STAGECOACH]

                                 $1,500,000,000

                             WELLS FARGO & COMPANY

                           % Notes Due July   , 2004

                                   --------

  We will pay interest on the notes each January   and July   . We will make
the first interest payment on January   , 2000. We may not redeem the notes
prior to their maturity. There is no sinking fund for the notes.

  We have applied to the London Stock Exchange Limited to admit the notes to its Official List. The notes are being offered for sale where we are permitted by law to offer the notes.

                                                       UNDERWRITING
                                             PRICE TO  DISCOUNTS AND PROCEEDS TO
                                             PUBLIC(1)  COMMISSIONS  WELLS FARGO
                                             --------- ------------- -----------
Per note....................................        %           %            %
Total.......................................   $           $            $

(1) Plus accrued interest, if any, from July   , 1999.

  Delivery of the notes in book-entry form only through The Depository Trust Company, Cedelbank or the Euroclear System, as the case may be, will be made on
or about July   ,1999.

  The notes are our unsecured obligations and are not savings accounts, deposits or other obligations of any of our bank or nonbank subsidiaries and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

                               JOINT BOOKRUNNERS

CREDIT SUISSE FIRST BOSTON                                  SALOMON SMITH BARNEY


            The date of this prospectus supplement is July   , 1999.

                                 ------------

                               TABLE OF CONTENTS

                                  Page
                                  ----
PROSPECTUS SUPPLEMENT
Forward Looking Statements......   S-3
Wells Fargo & Company...........   S-4
Directors of Wells Fargo &
 Company........................  S-10
Capitalization..................  S-14
Selected Financial Information..  S-15
Description of the Notes........  S-17
Certain U.S. Federal Tax
 Considerations.................  S-22
Underwriting....................  S-26
Legal Matters...................  S-28
General Information.............  S-28

                                     Page
                                     ----
PROSPECTUS
About This Prospectus..............    2
Where You Can Find More
 Information.......................    2
The Company........................    4
Use of Proceeds....................    5
Ratios of Earnings to Fixed Charges
 and to Fixed Charges and Preferred
 Stock Dividends...................    6
Description of Debt Securities.....    7
Description of Preferred Stock.....   18
Description of Depositary Shares...   32
Description of Common Stock........   36
Description of Securities
 Warrants..........................   40
Plan of Distribution...............   44
Legal Opinions.....................   45
Experts............................   46

                                 ------------

   YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT, THE PROSPECTUS TO WHICH IT RELATES AND THE DOCUMENTS THEY INCORPORATE BY REFERENCE. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS TO WHICH IT RELATES MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS TO WHICH IT RELATES MAY ONLY BE ACCURATE AS OF THEIR RESPECTIVE DATES.

   Offers and sales of the notes are subject to restrictions in relation to the United Kingdom, details of which are set out in "Underwriting," and in other jurisdictions. The distribution of this prospectus supplement and the prospectus to which it relates may also be restricted by law in some jurisdictions.

   We have made application to the London Stock Exchange Limited to admit the notes to its Official List. We cannot assure you, however, that the notes will be admitted to listing on the London Stock Exchange. The delivery of the notes is not contingent on their admission to listing on any exchange. Therefore, we cannot give you any assurance as to the existence or liquidity of any trading market for the notes.

   The information contained in the London Stock Exchange listing particulars will be filed in accordance with the requirements of the London Stock Exchange Limited and may include information in addition to the information included in this prospectus supplement and the prospectus to which it relates. Any such additional information is not incorporated by reference in or made a part of this prospectus supplement or the prospectus to which it relates.

                           FORWARD LOOKING STATEMENTS

   This prospectus supplement and the accompanying prospectus include and incorporate by reference forward looking statements about our financial condition, results of operations, plans, objectives and future performance and business. When we use the words "believe," "expect," "anticipate," "estimate," "may" or similar expressions, we are making forward looking statements.

   These forward looking statements involve inherent risks and uncertainties. A number of factors -- many of which are beyond our control -- could cause actual results to differ from those in our forward looking statements. The factors include:

  . changes in political and economic conditions and interest rate fluctuations;

  . technological changes, including the "Year 2000" data systems compliance issue;

  .  customer disintermediation;

  . competitive product and pricing pressures in our geographic and product markets;

  .  equity and fixed income market fluctuations;

  .  personal and commercial customers' bankruptcies;

  .  inflation;

  .  changes in law;

  .  changes in fiscal, monetary, regulatory and tax policies;

  .  monetary fluctuations;

  .  credit quality and credit risk management;

  .  mergers and acquisitions;

  .  the integration of merged and acquired companies; and

  .  success in gaining regulatory approvals when required.

   Also, actual results could differ from those predicted in our forward looking statements because of factors relating to the combination of the former Wells Fargo and the former Norwest, each as defined below, including the following: expected cost savings from the combination of the former Wells Fargo and the former Norwest are not fully realized within the expected time frame or additional or unexpected costs are incurred; and costs or difficulties related to the integration of the former Wells Fargo and the former Norwest are greater than expected.

                             WELLS FARGO & COMPANY

GENERAL

   We are a diversified financial services company organized under the laws of Delaware and registered as a bank holding company under the Bank Holding Company Act of 1956, or the "BHC Act." As a diversified financial services organization, we own subsidiaries engaged in banking and a variety of related businesses. Our subsidiaries provide retail, commercial and corporate banking services to customers through banks located in Arizona, California, Colorado, Idaho, Illinois, Indiana, Iowa, Minnesota, Montana, Nebraska, Nevada, New Mexico, North Dakota, Ohio, Oregon, South Dakota, Texas, Utah, Washington, Wisconsin and Wyoming. Additional financial services are provided to customers by our subsidiaries engaged in various businesses, such as wholesale banking, mortgage banking, consumer finance, equipment leasing, agricultural finance, commercial finance, securities brokerage and investment banking, insurance agency services, computer and data processing services, trust services, mortgage-backed securities servicing, and venture capital investment. Our significant subsidiaries are Norwest Bank Minnesota, N.A. and its consolidated subsidiaries and WFC Holdings Corporation and its consolidated subsidiaries, including its principal subsidiary, Wells Fargo Bank, N.A.

   At March 31, 1999, we had consolidated total assets of $201 billion, total deposits of $132 billion and total stockholders' equity of $21 billion. Based on total assets at March 31, 1999, we were the seventh largest bank holding company in the United States.

   On November 2, 1998, we changed our name from "Norwest Corporation" to "Wells Fargo & Company" following the merger, or the "Merger," of the former Wells Fargo & Company into a wholly-owned subsidiary of the former Norwest. When we refer to the "former Norwest" or the "former Wells Fargo" in this prospectus supplement we are referring to each of those companies prior to the Merger. When we refer to "Wells Fargo," "we," "our" and "us" in this prospectus supplement we mean only Wells Fargo & Company, and not Wells Fargo & Company together with any of its subsidiaries, unless the context indicates otherwise.

   We provide various services to our subsidiaries, including strategic planning, asset and liability management, investment administration and portfolio planning, tax planning, new product and business development, advertising, administration and internal auditing, employee benefits and payroll management. In addition, we provide funds to our subsidiaries. We derive substantially all our income from investments in and advances to our subsidiaries, and service fees received from our subsidiaries.

   Prior to the Merger, as the former Norwest, we provided banking services to customers in 16 states and additional financial services through subsidiaries engaged in a variety of businesses including mortgage banking and consumer finance. As a result of the Merger, we now also provide banking services and financial services through the former Wells Fargo and its consolidated subsidiaries, including Wells Fargo Bank, in five additional states in the western United States, including California, and we have expanded these services in five other western states where subsidiaries of the former Norwest also offered such services.

   We expand our business, in part, by acquiring banking institutions and other companies engaged in activities closely related to banking. We continue to explore opportunities to acquire banking institutions and other companies permitted by the BHC Act. We continually engage in discussions related to such acquisitions. We do not currently know whether, or on what terms, these discussions will result in further acquisitions. It is our policy not to comment on these discussions or possible acquisitions until a definitive agreement has been executed with respect to an acquisition.

   As discussed in more detail under the heading "--Regulation and Supervision--Bank Holding Company Activities," the acquisition of banking institutions and other companies is generally subject to the prior approval of federal and state regulatory authorities.

COMPETITION

   Legislative and regulatory changes, coupled with technological advances, have significantly increased competition in the financial services industry. Our banking and financial services subsidiaries compete with other financial services providers, such as commercial banks and financial institutions, including savings and loan associations, credit unions, finance companies, mortgage banking companies and mutual funds. In addition, our subsidiaries compete with nonbank institutions such as brokerage houses and insurance companies, as well as financial services subsidiaries of commercial and manufacturing companies. Many of these competitors are not subject to the same regulatory restrictions as banks and bank holding companies.

REGULATION AND SUPERVISION

   The following discussion describes the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and provides certain specific information relevant to our company. This regulatory framework is intended primarily for the protection of depositors, federal deposit insurance funds, and the banking system in the United States as a whole. The statutes, regulations and policies discussed in this section are continually under review by the United States Congress, state legislatures and federal and state regulatory agencies. A change in statutes, regulations or regulatory policies applicable to us or our subsidiaries could have a material adverse effect on our business.

   This regulatory environment, among other things, may restrict our ability to diversify into certain areas of financial services, acquire depository institutions in certain states and pay dividends on our capital stock. It may also require us to provide financial support to one or more of our banking subsidiaries, maintain capital balances in excess of those desired by management and pay higher deposit insurance premiums as a result of the deterioration in the financial condition of depository institutions in general.

 GENERAL

   Bank Holding Company. As a bank holding company, we are subject to regulation under the BHC Act and to inspection, examination and supervision by the Federal Reserve Board, or "FRB."

   Subsidiary Banks. Our national bank subsidiaries are subject to regulation and examination primarily by the Office of the Comptroller of the Currency, or "OCC," and secondarily by the Federal Deposit Insurance Corporation, or "FDIC," and the FRB. Our state-chartered banks are subject to primary federal regulation and examination by the FDIC or the FRB and, in addition, are regulated and examined by their respective state banking departments.

   Nonbanking Subsidiaries. Many of our nonbank subsidiaries are also subject to regulation by the FRB and other federal and state agencies. Our brokerage subsidiaries are regulated by the SEC, the National Association of Securities Dealers, Inc. and state securities regulators. Our insurance subsidiaries are subject to regulation by state insurance regulatory agencies. Other nonbanking subsidiaries are subject to the laws and regulations of both the federal government and the various states in which they conduct business.

 BANK HOLDING COMPANY ACTIVITIES

   Banking-Related Requirement. Under the BHC Act, bank holding companies generally may not acquire the beneficial ownership or control of more than 5% of the voting shares or substantially all the assets of any company, including a bank, without the FRB's prior approval. Also, bank holding companies generally may engage, directly or indirectly, only in banking and such other activities as the FRB determines to be closely related to banking.

   Interstate Banking. Under the Riegle-Neal Interstate Banking and Branching Act, or "Riegle-Neal Act," a bank holding company may acquire banks in states other than its home state, subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company not control, prior to or following the proposed acquisition, more than 10% of the total amount of deposits of insured depository institutions nationwide or, unless the acquisition is the bank holding company's initial entry into the state, more than 30% of such deposits in the state, or such lesser or greater amount set by the state.

   The Riegle-Neal Act also authorizes banks to merge across state lines, thereby creating interstate branches. States may opt out of the Riegle-Neal Act and thereby prohibit interstate mergers in the state. We will be unable to consolidate our banking operations in one state with those of another state if either state in question has opted out of the Riegle-Neal Act. The State of Montana has opted out until at least the year 2001.

   Regulatory Approval. In determining whether to approve a proposed bank acquisition, federal banking regulators consider, among other factors, the effect of the acquisition on competition, the public benefits expected to be received from the acquisition, the projected capital ratios and levels on a post-acquisition basis and the acquiring institution's record of addressing the credit needs of the communities it serves, including the needs of low and moderate income neighborhoods, consistent with the safe and sound operation of the bank, under the Community Reinvestment Act of 1977.

 DIVIDEND RESTRICTIONS

   We are a legal entity separate and distinct from our subsidiary banks and other subsidiaries. Our principal source of funds to pay dividends on our common and preferred stock and debt service on our debt is dividends from our subsidiaries. Various federal and state statutory provisions and regulations limit the amount of dividends our subsidiary banks may pay without regulatory approval. Dividends payable by a national bank to us without the express approval of the OCC are limited to that bank's retained net profits for the preceding two calendar years plus retained net profits up to the date of any dividend declaration in the current calendar year. Retained net profits are defined by the OCC as net income, less dividends declared during the period, both of which are based on regulatory accounting principles. We also have state-chartered subsidiary banks that are subject to state regulations that limit dividends. Under those provisions, and except for Wells Fargo Bank, our national and state-chartered subsidiary banks could have declared dividends as of March 31, 1999 of at least $669 million without obtaining prior regulatory approval. Before Wells Fargo Bank can declare dividends in 1999 without the approval of the OCC, it must have net income of $1.5 billion plus an amount equal to or greater than the dividends declared in 1999. Since it is not expected to meet this requirement, Wells Fargo Bank will need to obtain the approval of the OCC before it declares any dividends in 1999.

   Federal bank regulatory agencies have the authority to prohibit our subsidiary banks from engaging in unsafe or unsound practices in conducting their businesses. The payment of dividends, depending on the financial condition of the bank in question, could be deemed an unsafe or unsound practice. The ability of our subsidiary banks to pay dividends in the future is currently influenced, and could be further influenced, by bank regulatory policies and capital guidelines.

 HOLDING COMPANY STRUCTURE

   Transfer of Funds from Subsidiary Banks. Our subsidiary banks are subject to restrictions under federal law that limit the transfer of funds or other items of value from these subsidiaries to us and our nonbanking subsidiaries, including affiliates, whether in the form of loans and other extensions of credit, investments and asset purchases, or as other transactions involving the transfer of value from a subsidiary to an affiliate or for the benefit of an affiliate. Unless an exemption applies, these transactions by a subsidiary bank with a single affiliate are limited to 10% of the subsidiary bank's capital and surplus and, with respect to all covered transactions with affiliates in the aggregate, to 20% of the subsidiary bank's capital and surplus. Also, loans and extensions of credit to affiliates generally are required to be secured in specified amounts.

   Source of Strength Doctrine. The FRB has a policy that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and, under appropriate circumstances, to commit resources to support each subsidiary bank. This support may be required at times when we may not have the resources to provide it. Any capital loans by us to any of our subsidiary banks are subordinate in right of payment to deposits and certain other indebtedness of the subsidiary bank. In addition, in the event of our bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

   Depositor Preference. The Federal Deposit Insurance Act, or the "FDI Act," provides that, in the event of the "liquidation or other resolution" of an insured depository institution, the claims of depositors of the institution, including the claims of the FDIC as subrogee of insured depositors, and certain claims for administrative expenses of the FDIC as a receiver will have priority over other general unsecured claims against the institution. If an insured depository institution fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured nondeposit creditors, including us.

   Liability of Commonly Controlled Institutions. Under the FDI Act, an insured depository institution is generally liable for any loss incurred, or reasonably expected to be incurred, by the FDIC in connection with (a) the default of a commonly controlled insured depository institution or (b) any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

 CAPITAL REQUIREMENTS

   We and each of our subsidiary banks are subject to capital adequacy requirements and guidelines administered by the FRB, the OCC and the FDIC.

   The Federal Deposit Insurance Corporation Improvement Act of 1991, or "FDICIA," requires that the FRB, the OCC and the FDIC adopt regulations defining five capital tiers for banks: well capitalized, adequately capitalized, under capitalized, significantly undercapitalized and critically under capitalized. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material adverse effect on our business.

   Quantitative measures, established by the regulators to ensure capital adequacy, require that we and each of our subsidiary banks maintain minimum ratios of total capital to risk-weighted assets of at least eight percent (8%) and of Tier 1 capital to risk-weighted assets of at least four percent (4%).

   There are two categories of capital under the guidelines. Tier 1 capital includes common stockholders' equity, qualifying preferred stock and, for bank holding companies, trust preferred securities, less goodwill and certain other deductions, including the unrealized net gains and losses, after applicable taxes, on available-for-sale securities carried at fair value. Tier 2 capital includes preferred stock not qualifying as Tier 1 capital, mandatory convertible debt, subordinated debt, certain unsecured senior debt issued by us, the allowance for loan losses and net unrealized gains on marketable equity securities, subject to limitations established by the guidelines. At least half of total capital must be in the form of Tier 1 capital.

   Under the guidelines, capital is compared to the relative risk related to the balance sheet. To derive the risk included in the balance sheet, one of four risk weights (0%, 20%, 50% and 100%) is applied to different balance sheet and off-balance sheet assets, primarily based on the relative credit risk of the counterparty. For example, claims guaranteed by the U.S. government or one of its agencies are risk-weighted at 0%. Off-balance sheet items, such as loan commitments and derivative financial instruments, are also assigned one of the above risk weights after calculating balance sheet equivalent amounts. For example, certain loan commitments are converted at 50% and then risk-weighted at 100%. Derivative financial instruments are converted to balance sheet equivalents based on notional values, replacement costs and remaining contractual terms. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. In addition, the federal banking agencies have specified minimum "leverage ratio" (the ratio of Tier 1 capital to quarterly average total assets) guidelines for bank holding companies and state member banks. The minimum leverage ratio guideline is three percent (3%) for banking organizations that meet certain specified criteria, including that they have the highest regulatory rating. All other banking organizations and state member banks are required to maintain a leverage ratio of three percent (3%) plus an additional cushion of at least one to two percent (1% to 2%).

   The FRB's capital guidelines provide that banking organizations experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Also, the guidelines indicate that the FRB will consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of a banking organization's Tier 1 capital (excluding intangibles) to total assets (excluding intangibles).

   The FRB, the FDIC and the OCC have adopted rules to incorporate market and interest rate risk components into their risk-based capital standards. Amendments to the risk-based capital requirements, incorporating market risk, became effective January 1, 1998. Under the market risk requirements, capital will be allocated to support the amount of market risk related to a financial institution's ongoing trading activities.

   At March 31, 1999, our ratio of total capital (the sum of Tier 1 and Tier 2 capital) to risk-weighted assets was 10.97% and our ratio of Tier 1 capital to risk-weighted assets was 8.23%. Our management believes that, as of March 31, 1999, we and each of our subsidiary banks met all capital adequacy requirements to which they are subject.

   As an additional means to identify problems in the financial management of depository institutions, the FDI Act requires federal bank regulatory agencies to establish certain non-capital safety and soundness standards for institutions for which they are the primary federal regulator. The standards relate generally to operations and management, asset quality, interest rate exposure and executive compensation. The agencies are authorized to take action against institutions that fail to meet these standards.

   Under FDICIA's prompt corrective action provisions applicable to banks, the most recent regulatory notification from the OCC concerning each of our subsidiary banks categorized them as well capitalized. To be categorized as well capitalized, the institution must maintain a risk-based total capital ratio of at least ten percent (10%), a risk-based Tier 1 capital ratio of at least six percent (6%) and a leverage ratio of at least five percent (5%), and not be subject to a capital directive order. There are no conditions or events since that notification that our management believes have changed the risk-based capital category of our subsidiary banks.

   The FDI Act requires federal bank regulatory agencies to take "prompt corrective action" with respect to FDIC-insured depository institutions that do not meet minimum capital requirements. A depository institution's treatment for purposes of the prompt corrective action provisions will depend upon how its capital levels compare to various capital measures and certain other factors, as established by regulation.

 FDIC INSURANCE

   Through the Bank Insurance Fund, or "BIF," the FDIC insures the deposits of our depository institution subsidiaries up to prescribed limits for each depositor. The amount of FDIC assessments paid by each BIF member institution is based on its relative risk of default as measured by regulatory capital ratios and other factors. Specifically, the assessment rate is based on the institution's capitalization risk category and supervisory subgroup category. An institution's capitalization risk category is based on the FDIC's determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. An institution's supervisory subgroup category is based on the FDIC's assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required.

   The BIF assessment rate currently ranges from zero to 27 cents per $100 of domestic deposits. The FDIC may increase or decrease the assessment rate schedule on a semi-annual basis. An increase in the BIF assessment rate could have a material adverse effect on our earnings, depending on the amount of the increase. The FDIC is authorized to terminate a depository institution's deposit insurance upon a finding by the FDIC that the institution's financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the institution's regulatory agency. The termination of deposit insurance for one or more of our subsidiary depository institutions could have a material adverse effect on our earnings, depending on the collective size of the particular institutions involved.

   All FDIC-insured depository institutions must pay an annual assessment to provide funds for the payment of interest on bonds issued by the Financing Corporation, a federal corporation chartered under the authority of the Federal Housing Finance Board. The bonds, commonly referred to as FICO bonds, were issued to capitalize the Federal Savings and Loan Insurance Corporation. FDIC-insured depository institutions will continue to pay approximately 1.2 cents per $100 of BIF-assessable deposits until the earlier of December 31, 1999 or the date the last savings and loan association ceases to exist.

 FISCAL AND MONETARY POLICIES

   Our business and earnings are affected significantly by the fiscal and monetary policies of the federal government and its agencies. We are particularly affected by the policies of the FRB, which regulates the supply of money and credit in the United States. Among the instruments of monetary policy available to the FRB are:

  . conducting open market operations in United States government securities;

  .  changing the discount rates of borrowings of depository institutions;

  . imposing or changing reserve requirements against depository institutions' deposits; and

  . imposing or changing reserve requirements against certain borrowings by banks and their affiliates.

These methods are used in varying degrees and combinations to directly affect the availability of bank loans and deposits, as well as the interest rates charged on loans and paid on deposits. For that reason alone, the policies of the FRB have a material effect on our earnings.

                       DIRECTORS OF WELLS FARGO & COMPANY

   The following chart sets forth information relating to members of our board of directors as of March 22, 1999.

                                                                       YEAR FIRST
                                                                       ELECTED TO
                                                                       SERVE AS A
                                                                       DIRECTOR OF
                                                                       WELLS FARGO
                                                                       (INCLUDING
                                                                        THE FORMER
          NAME           AGE                 POSITION                  WELLS FARGO)
------------------------ --- ----------------------------------------- -----------
Leslie S. Biller........  51 Vice Chairman, Chief Operating Officer       1997

J. A. Blanchard III.....  56 Audit and Examination Committee, Board       1996
                             Affairs Committee, Credit Committee

Michael R. Bowlin.......  56 Finance Committee, Human Resources           1996
                             Committee

Edward M. Carson........  69 Board Affairs Committee, Credit Committee    1996

David A. Christensen....  63 Audit and Examination Committee, Board       1977
                             Affairs Committee, Credit Committee

William S. Davila.......  67 Audit and Examination Committee, Finance     1990
                             Committee

Susan E. Engel..........  52 Credit Committee, Finance Committee          1998

Paul Hazen..............  57 Chairman                                     1984

William A. Hodder.......  67 Board Affairs Committee, Human Resources     1971
                             Committee

Rodney L. Jacobs........  58 Vice Chairman, Chief Financial Officer       1998

Reatha Clark King.......  60 Audit and Examination Committee, Credit      1986
                             Committee

Richard M. Kovacevich...  55 President and Chief Executive Officer        1986

Richard D. McCormick....  58 Finance Committee, Human Resources           1983
                             Committee

Cynthia H. Milligan.....  52 Audit and Examination Committee, Finance     1992
                             Committee

Benjamin F. Montoya.....  63 Audit and Examination Committee, Finance     1996
                             Committee

Philip J. Quigley.......  56 Audit and Examination Committee, Board       1994
                             Affairs Committee, Credit Committee

Donald B. Rice..........  59 Board Affairs Committee, Human Resources     1993
                             Committee

Ian M. Rolland..........  65 Finance Committee, Human Resources           1993
                             Committee

Judith M. Runstand......  54 Audit and Examination Committee, Finance     1998
                             Committee

Susan G. Swenson........  50 Audit and Examination Committee, Credit      1994
                             Committee

Daniel M. Tellep........  67 Credit Committee, Finance Committee,         1996
                             Human Resources Committee

Chang-Lin Tien..........  63 Audit and Examination Committee, Finance     1990
                             Committee


                                                                        YEAR FIRST
                                                                        ELECTED TO
                                                                        SERVE AS A
                                                                        DIRECTOR OF
                                                                        WELLS FARGO
                                                                        (INCLUDING
                                                                         THE FORMER
          NAME           AGE                  POSITION                  WELLS FARGO)
------------------------ --- ------------------------------------------ -----------
Michael W. Wright.......  60 Board Affairs Committee, Credit Committee,    1991
                             Human Resources Committee

John A. Young...........  66 Board Affairs Committee, Credit Committee,    1977
                             Human Resources Committee

   LESLIE S. BILLER Mr. Biller is chief operating officer of Wells Fargo. Prior to the Merger, Mr. Biller served as president and chief operating officer of the former Norwest from February 1997 to November 1998 and as executive vice president and head of South Central Community Banking from 1990 until February 1997. Mr. Biller is also a director of Ecolab Inc. and Minnesota Life Insurance Company. He became a director of the former Norwest in 1997.

   J. A. BLANCHARD III Mr. Blanchard has been president and chief executive officer of Deluxe Corporation in Shoreview, Minnesota, since May 1995, and chairman since May 1996. Deluxe Corporation supplies paper products and electronic payment, payment protection and related services to the financial and retail industries. From January 1994 until May 1995, he served as executive vice president of General Instrument Corporation, a supplier of systems and equipment to the cable and satellite television industry. Mr. Blanchard is also a director of Deluxe Corporation and Saville Systems PLC. He became a director of the former Norwest in 1996.

   MICHAEL R. BOWLIN Mr. Bowlin has been chairman of the board of Atlantic Richfield Company (ARCO), an integrated petroleum products company in Los Angeles, California, since 1995. He has also been chief executive officer of ARCO since 1994 and president and chief operating officer of ARCO since June 1993. Mr. Bowlin is also a director of ARCO. He became a director of the former Wells Fargo in 1996.

   EDWARD M. CARSON Mr. Carson was chairman of the board of First Interstate Bancorp, a bank holding company in Los Angeles, California, from 1990 through his retirement in April 1995, and chief executive officer from 1990 through 1994. First Interstate Bancorp was acquired by the former Wells Fargo in 1996. He is also a director of Aztar Corporation, Castle & Cook, Inc., Schuff Steel, Inc. and Terra Industries, Inc. Mr. Carson was a director of First Interstate Bancorp from 1985 until 1996, when he joined the board of the former Wells Fargo.

   DAVID A. CHRISTENSEN Mr. Christensen has been president and chief executive officer of Raven Industries, Inc., a diversified manufacturer of plastics, electronics and special-fabric products in Sioux Falls, South Dakota, since 1971. He also serves as a director of Beta Raven, Inc., Glasstite, Inc., Northern States Power Company and Raven Industries, Inc. Mr. Christensen became a director of the former Norwest in 1977.

   WILLIAM S. DAVILA Mr. Davila served as president and chief operating officer of The Vons Companies, Inc., a Los Angeles-based chain of supermarkets, from 1984 until his retirement in 1992. He is now president emeritus of The Vons Companies, Inc. and serves as a director of Geo. A. Hormel & Company, Pacific Gas and Electric Company and PG&E Corporation. Mr. Davila became a director of the former Wells Fargo in 1990.

   SUSAN E. ENGEL Ms. Engel, became chairwoman, president and chief executive officer of Department 56, Inc., a designer and marketer of collectibles and specialty giftware in Eden Prairie, Minnesota, in November 1996. She had been president and chief operating officer of Department 56, Inc. from September 1994 until November 1996. From 1991 until 1994, Ms. Engel was president and chief executive officer of Champion Products, Inc., the athletic apparel division of Sara Lee Corporation. She also serves as a director of Coty Inc., Department 56, Inc., K2 Inc. and The Penn Traffic Company. Ms. Engel became a director of the former Norwest in May 1998.

   PAUL HAZEN Mr. Hazen served as chairman of the board and chief executive officer of the former Wells Fargo from 1995 to November 1998, when he was named chairman of the board of Wells Fargo following the Merger. He served as president of the former Wells Fargo from 1984 to 1995 and again from July 1997 to May 1998. He is a director of AirTouch Communications, Inc., Phelps Dodge Corporation and Safeway, Inc. Mr. Hazen became a director of the former Wells Fargo in 1984.

   WILLIAM A. HODDER Mr. Hodder served as chairman and chief executive officer of Donaldson Company, Inc., a manufacturer of filtration and emission control products in Minneapolis, Minnesota, from August 1994 until his retirement in 1996. Prior to August 1994, he served as chairman, president, and chief executive officer of Donaldson Company, Inc. Mr. Hodder is also a director of Musicland Stores Corporation, ReliaStar Financial Corp. and SUPERVALU INC. Mr. Hodder became a director of the former Norwest in 1971.

   RODNEY L. JACOBS Mr. Jacobs had been vice chairman and chief financial officer of the former Wells Fargo from 1991 to May 1998, when he became president. He held this position until November 1998, when he became vice chairman and chief financial officer of Wells Fargo following the Merger. Mr. Jacobs became a director of the former Wells Fargo in May 1998.

   REATHA CLARK KING Dr. King has been president and executive director of the General Mills Foundation, a charitable foundation in Minneapolis, Minnesota, since 1988. She also serves as a vice president of General Mills, Inc., with responsibility for its citizenship programs. She is a director of Exxon Corporation, H.B. Fuller Company, and Minnesota Life Insurance Company. Dr. King became a director of the former Norwest in 1986.

   RICHARD M. KOVACEVICH Mr. Kovacevich was chief executive officer of the former Norwest from January 1993 to November 1998. During this time he also served as president through January 1997 and as chairman from May 1995 to November 1998. He was named president and chief executive officer of Wells Fargo in November 1998 following the Merger. Mr. Kovacevich also serves as a director of Cargill, Incorporated, Dayton Hudson Corporation, Northern States Power Company and ReliaStar Financial Corp. Mr. Kovacevich became a director of the former Norwest in 1986.

   RICHARD D. MCCORMICK Mr. McCormick has been chairman of the board of U S WEST, Inc., a telecommunications and data networking company in Denver, Colorado, since June 1998. Before June 1998, when Mediaone Group was separated from U S WEST, Inc., he had been chairman, president, and chief executive officer since 1992 of their former parent company, also called U S WEST, Inc. Mr. McCormick also serves as a director of Concept Five Technologies, U S WEST, Inc., United Airlines Corporation and United Technologies Corporation. He became a director of the former Norwest in 1983.

   CYNTHIA H. MILLIGAN Ms. Milligan became dean of the College of Business Administration at the University of Nebraska-Lincoln in June 1998. From 1991 to 1998, she was president and chief executive officer of Cynthia Milligan & Associates in Lincoln, Nebraska, a consulting firm to financial institutions. Ms. Milligan also serves as a director of The Gallup Organization. She became a director of the former Norwest in 1992.

   BENJAMIN F. MONTOYA Mr. Montoya has been president and chief executive officer of Public Service Company of New Mexico, a public utility in Albuquerque, New Mexico, since August 1993. He is also a director of Brown and Caldwell, The Environmental Company, Furrs Corp. and Public Service Company of New Mexico. Mr. Montoya became a director of the former Norwest in 1996.

   PHILIP J. QUIGLEY Mr. Quigley had been chairman, president and chief executive officer since 1994 of Pacific Telesis Group, a telecommunications holding company, prior to his retirement in December 1997. From 1987 to 1994, he was president and chief executive officer of Pacific Bell, the California operating subsidiary of Pacific Telesis Group. Mr. Quigley also serves as a director of SRI International. Mr. Quigley became a director of the former Wells Fargo in 1994.

   DONALD B. RICE Mr. Rice has been president, chief executive officer and a director of UroGenesys, Inc., a biotechnology research and development company in Santa Monica, California, since 1996. He was president, chief operating officer and a director of Teledyne, Inc. from 1993 to 1996, and Secretary of the Air Force from 1989 to 1993. He is also a director and serves as chairman of the board of Scios, Inc., and a director of Vulcan Materials Company and Unocal Corporation. Mr. Rice served as a director of the former Wells Fargo from 1980 to 1989, and rejoined the board of the former Wells Fargo in 1993.

   IAN M. ROLLAND Mr. Rolland retired in June 1998 as chief executive officer of Lincoln National Corporation, an insurance holding company in Fort Wayne, Indiana, where he continued as chairman of the board until December 1998. He had been chief executive officer of Lincoln National Corporation since 1977. Mr. Rolland also serves as a director of Bright Horizons Family Solutions, Inc., Lincoln National Corporation, NIPSCO Industries, Inc. and Tokheim Corporation. He became a director of the former Norwest in 1993.

   JUDITH M. RUNSTAD Ms. Runstad is of counsel to Foster Pepper & Shefelman PLLC, a law firm in Seattle, Washington, and was a partner of the firm from 1979 to 1998. She specializes in real estate development, land use and environmental law. She is also a director of SAFECO Corporation. Ms. Runstad became a director of the former Wells Fargo in May 1998.

   SUSAN G. SWENSON Ms. Swenson has been president and chief executive officer of Cellular One, a cellular telecommunications company in South San Francisco, California, since 1994. From 1979 to 1994, she held various operating positions within Pacific Telesis Group, including president of PacTel Cellular for two and a half years and general manager of Pacific Bell's second largest operating area for one year. She is also a director of General Magic, Inc. and Working Assets Funding Service. Ms. Swenson became a director of the former Wells Fargo in 1994.

   DANIEL M. TELLEP Until his retirement at the end of 1996, Mr. Tellep served during 1996 as chairman of the board and during 1995 as chairman of the board and chief executive officer of Lockheed Martin Corporation, an aerospace manufacturer created by merger in 1995 and based in Bethesda, Maryland. He had been chairman and chief executive officer of Lockheed Corporation from 1989 until the merger. He is also a director of Edison International and Southern California Edison Company. Mr. Tellep had been a director of First Interstate Bancorp from 1991 until 1996, when he joined the board of the former Wells Fargo.

   CHANG-LIN TIEN Mr. Tien holds the NEC Distinguished Professor of Engineering chair at the University of California, Berkeley, where he was chancellor from 1990 to 1997. He is also a director of AirTouch Communications, Inc., Chevron Corporation and Raychem Corporation. Mr. Tien became a director of the former Wells Fargo in 1990.

   MICHAEL W. WRIGHT Mr. Wright has been chairman, president and chief executive officer of SUPERVALU INC., a food distributor and retailer in Minneapolis, Minnesota, since 1982. He also serves as a director of Cargill Incorporated, Honeywell, Inc., S. C. Johnson & Son, Musicland Stores Corporation, and SUPERVALU INC. Mr. Wright became a director of the former Norwest in 1991.

   JOHN A. YOUNG Mr. Young retired in 1992 as president, chief executive officer and a director of Hewlett-Packard Company, a manufacturer of computers and peripheral equipment based in Palo Alto, California. He had held these positions since 1978. He is a director of Affymetrix Corp., Chevron Corporation, International Integration, Inc., Lucent Technologies, Novell, Inc. and SmithKline Beecham PLC. Mr. Young became a director of the former Wells Fargo in 1977.

   The business address of each director is 420 Montgomery Street, San Francisco, California 94163.

                                 CAPITALIZATION

   The following table sets forth the capitalization of Wells Fargo and its consolidated subsidiaries as of March 31, 1999 and December 31, 1998. You should read this table in conjunction with our consolidated financial statements and accompanying notes incorporated by reference into this prospectus supplement. All amounts are stated in millions of dollars.

                                                        MARCH 31,  DECEMBER 31,
                                                          1999         1998(1)
                                                       ----------- ------------
                                                       (UNAUDITED)  (AUDITED)
Deposits.............................................   $132,340    $ 136,788
Commercial paper, federal funds purchased, securities
 sold under agreements to repurchase and other short-
 term borrowings(2)..................................     17,270       15,897
Long-term debt:
 Unsecured notes and debentures, parent company(2)...      8,810        6,010
 Other subsidiaries..................................     11,553       13,699
                                                        --------    ---------
Total long-term debt(2)..............................     20,363       19,709
                                                        --------    ---------
Guaranteed preferred beneficial interest in our
 subordinated debentures.............................        785          785
                                                        --------    ---------
TOTAL DEBT...........................................    170,758      173,179
PREFERRED STOCK......................................        459          463
COMMON STOCKHOLDERS' EQUITY:
Common stock, $1 2/3 par value--4,000,000,000 shares
 authorized, issued 1,666,095,285 shares in 1999 and
 1,661,392,590 shares in 1998........................      2,777        2,769
Additional paid-in capital...........................      8,733        8,673
Retained earnings....................................      9,525        9,045
Cumulative other comprehensive income................        307          463
Notes receivable from ESOP...........................         (3)          (3)
Treasury stock--13,478,919 and 17,334,787 common
 shares in 1999 and 1998, respectively...............       (522)        (651)
                                                        --------    ---------
TOTAL COMMON STOCKHOLDERS' EQUITY....................     20,817       20,296
                                                        --------    ---------
TOTAL CAPITALIZATION(3)..............................   $192,034    $ 193,938
                                                        ========    =========

--------
(1) At December 31, 1998, the most recent practicable date for which such data is available, our commitments, including those of our consolidated subsidiaries, consisted of future minimum payments under capital leases and noncancelable operating leases, net of sublease rentals, aggregating $2.2 billion, commitments to extend credit in the contractual amount of $71.5 billion, and standby letters of credit in the contractual amount of $3.3 billion. Included in standby letters of credit are those that back financial instruments (financial guarantees). At December 31, 1998, financial guarantees totaled $2.2 billion. Commercial and similar letters of credit were $0.7 billion at December 31, 1998. Commitments to extend credit and standby and other letters of credit do not necessarily represent future cash requirements of us and our consolidated subsidiaries and are subject to various conditions. We and our consolidated subsidiaries also use derivative financial instruments in managing overall interest rate risk. These instruments may require periodic cash settlements depending on specified interest rate levels. As these instruments primarily hedge certain assets and liabilities of us and our consolidated subsidiaries, there has been offsetting of unrealized appreciation or depreciation in the fair value of assets and liabilities hedged. We and our consolidated subsidiaries are defendants in various matters of litigation generally incidental to our business. Although it is difficult to predict the outcome of these cases, we believe, based on discussions with counsel, that any ultimate liability will not have a material adverse effect on the financial position of us and our consolidated subsidiaries taken as a whole. See notes 5, 6, and 21 to our December 31, 1998 consolidated financial statements, which are incorporated by reference into this prospectus supplement, for more detailed information.
(2) The proposed issuance of notes described in this prospectus supplement will increase long-term debt by $1.5 billion and may decrease commercial paper, federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings by up to $1.5 billion.
(3) Other than as disclosed in this prospectus supplement or in the documents it incorporates by reference, since March 31, 1999, there has been no material change in the capitalization of us and our consolidated subsidiaries.

                         SELECTED FINANCIAL INFORMATION

   The following tables set forth certain selected historical consolidated financial information for Wells Fargo and its consolidated subsidiaries. The Merger involving the former Norwest and the former Wells Fargo was accounted for using the pooling of interests method of accounting. Accordingly, the selected financial information presents the combined results of the former Norwest and the former Wells Fargo as if the Merger had been in effect for all periods presented. The summary balance sheet and income statement information and related ratio analysis for each of the years in the three-year period ended December 31, 1998 are derived from our audited consolidated financial statements for the periods shown. The summary balance sheet and income statement information and related ratio analysis for the quarter ended March 31, 1999 are derived from our unaudited consolidated financial statements. In the opinion of our management, all financial information derived from the unaudited consolidated financial statements reflects all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of that information. Results for the quarter ended March 31, 1999 are not necessarily indicative of the results that may be expected for any other interim period or for the year as a whole. You should read the following tables in conjunction with our consolidated financial statements and accompanying notes incorporated by reference in this prospectus supplement.

                       SUMMARY BALANCE SHEET INFORMATION

                                                        DECEMBER 31,
                                       MARCH 31, ----------------------------
                                         1999      1998      1997      1996
                                       --------  --------  --------  --------
ASSETS                                            (IN MILLIONS)
Cash and due from banks............... $ 11,364  $ 12,731  $ 13,081  $ 16,593
Federal funds sold and securities
 purchased under resale agreements....      869     1,517     1,049     1,464
Securities available for sale.........   35,801    31,997    27,872    29,752
Net loans and loans held for sale.....  122,294   129,952   117,449   112,878
Mortgage servicing rights.............    3,627     3,080     3,048     2,892
Goodwill and core deposit
 intangibles..........................    9,184     9,174     9,799    10,283
Other.................................   18,291    14,024    13,387    14,771
                                       --------  --------  --------  --------
TOTAL ASSETS.......................... $201,430  $202,475  $185,685  $188,633
                                       ========  ========  ========  ========
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
  Noninterest-bearing................. $ 42,322  $ 46,732  $ 40,206  $ 43,369
  Interest-bearing....................   90,018    90,056    87,450    88,582
                                       --------  --------  --------  --------
Total deposits........................  132,340   136,788   127,656   131,951
Short-term borrowings.................   17,270    15,897    13,381    10,003
Accrued expenses and other
 liabilities..........................    9,396     8,537     6,236     7,336
Long-term debt........................   20,363    19,709    17,335    18,142
Guaranteed preferred beneficial
 interests in our subordinated
 debentures...........................      785       785     1,299     1,150
                                       --------  --------  --------  --------
Total liabilities.....................  180,154   181,716   165,907   168,582
                                       --------  --------  --------  --------
STOCKHOLDERS' EQUITY
Total preferred stock.................      459       463       463       789
Common stock..........................    2,777     2,769     2,718     2,149
Additional paid-in capital............    8,733     8,673     8,126    10,170
Retained earnings.....................    9,525     9,045     8,292     6,871
Cumulative other comprehensive
 income...............................      307       463       464       316
Notes receivable from ESOP............       (3)       (3)      (10)      (11)
Treasury stock........................     (522)     (651)     (275)     (233)
                                       --------  --------  --------  --------
Total common stockholders' equity.....   20,817    20,296    19,315    19,262
                                       --------  --------  --------  --------
Total stockholders' equity............   21,276    20,759    19,778    20,051
                                       --------  --------  --------  --------
TOTAL LIABILITIES AND STOCKHOLDERS'
 EQUITY............................... $201,430  $202,475  $185,685  $188,633
                                       ========  ========  ========  ========

                      SUMMARY INCOME STATEMENT INFORMATION

                                           QUARTER
                                            ENDED    YEARS ENDED DECEMBER 31,
                                          MARCH 31, -------------------------
                                            1999     1998     1997     1996
                                          --------- -------  -------  -------
                                            (IN MILLIONS, EXCEPT RATIOS)
Interest income..........................  $3,488   $14,055  $13,602  $12,841
Interest expense.........................   1,222     5,065    4,954    4,619
                                           ------   -------  -------  -------
Net interest income......................   2,266     8,990    8,648    8,222
Provision for loan losses................     270     1,545    1,140      500
                                           ------   -------  -------  -------
Net interest income after provision for
 loan losses.............................   1,996     7,445    7,508    7,722
Noninterest income.......................   1,727     6,427    5,675    4,769
Noninterest expense......................   2,342    10,579    8,990    8,724
                                           ------   -------  -------  -------
Income before income tax expense.........   1,381     3,293    4,193    3,767
Income tax expense.......................     497     1,343    1,694    1,539
                                           ------   -------  -------  -------
Net income...............................  $  884   $ 1,950  $ 2,499  $ 2,228
                                           ======   =======  =======  =======
Net income applicable to common stock....  $  875   $ 1,915  $ 2,456  $ 2,143
                                           ======   =======  =======  =======
PROFITABILITY RATIOS
Net income to average total assets
 (ROA)...................................    1.80%     1.04%    1.37%    1.31%
Net income applicable to common stock to
 average common stockholders' equity
 (ROE)...................................   17.33%     9.86%   12.81%   12.73%
NET INCOME AND RATIOS EXCLUDING GOODWILL
 AND NONQUALIFYING CORE DEPOSIT
 INTANGIBLE AMORTIZATION AND BALANCES
 ("CASH" OR "TANGIBLE") (a)
Net income applicable to common stock....  $1,008   $ 2,465  $ 3,031  $ 2,616
ROA......................................    2.17%     1.39%    1.78%    1.66%
ROE......................................   34.38%    23.15%   30.49%   28.55%
OTHER PERIOD-END RATIOS
Allowance for credit losses as a percent
 of period-end loans.....................    2.92%     2.90%    2.88%    2.89%
Nonaccrual and restructured loans as a
 percent of period-end loans.............    0.7       0.7      0.7      0.8
Tier 1 capital to risk-adjusted assets...    8.23      8.08     8.16     7.96
Total capital to risk-adjusted assets....   10.97     10.90    11.20    11.11
Leverage ratio...........................    6.74      6.58     6.72     6.36

--------
(a) Nonqualifying core deposit intangible (CDI) amortization and average balance excluded from these calculations are net of applicable taxes. The after-tax amounts for the amortization and average balance of nonqualifying CDI were $29 million and $863 million, respectively, for the quarter ended March 31, 1999, and $129 million and $906 million, respectively, for the year ended December 31, 1998. Goodwill amortization and average balance (which are not tax effected) were $104 million and $7,734 million, respectively, for the quarter ended March 31, 1999, and $421 million and $7,865 million, respectively, for the year ended December 31, 1998.

                            DESCRIPTION OF THE NOTES

   This description of the terms of the notes adds information to the description of the general terms and provisions of the senior debt securities in the accompanying prospectus. If this summary differs in any way from the summary in the accompanying prospectus, you should rely on the description of notes in this prospectus supplement.

GENERAL

   The notes will initially be limited to a total principal amount of $1,500,000,000, will be our unsecured senior obligations and will mature at 100% of their principal amount on July , 2004, which we will refer to in this prospectus supplement as the "Maturity Date." We cannot redeem the notes before the Maturity Date. There is no sinking fund for the notes.

   The notes will bear interest from July , 1999 or from the most recent Interest Payment Date on which we paid or provided for interest on the notes, at the rate per annum shown on the cover of this prospectus supplement. We will
pay interest on each note on January   and July   of each year. We will refer
to each of these dates as an "Interest Payment Date." The first Interest Payment Date will be January , 2000. We will pay interest on a note to the person in whose name that note was registered at the close of business on the
preceding January    or July   , as the case may be. We will not pay any
additional amounts on the notes to compensate any beneficial owner for any United States tax withheld from payments of principal or interest on the notes.

   In the event that an Interest Payment Date is not a business day, we will pay interest on the next day that is a business day, with the same force and effect as if made on the Interest Payment Date, and without any interest or other payment with respect to the delay. For purposes of this prospectus supplement, a business day is a day other than a Saturday, a Sunday or any other day on which banking institutions in Minneapolis, Minnesota, New York, New York or London, England or the offices of the trustee or any paying agent for the notes are authorized or required by law or executive order to remain closed.

   We may, without the consent of the holders of the notes, issue additional notes having the same ranking and the same interest rate, Maturity Date and other terms as the notes. Any additional notes, together with the notes offered by this prospectus supplement, will constitute a single series of notes under the indenture. No additional notes may be issued if an event of default under the indenture has occurred with respect to the notes.

   The notes are subject to defeasance in the manner described under the heading "Description of Debt Securities--Defeasance" in the accompanying prospectus.

BOOK-ENTRY, DELIVERY AND FORM

   The notes will be issued as fully-registered global notes which will be
deposited on July   , 1999 with, or on behalf of, The Depository Trust Company,
New York, New York, which we refer to as "DTC," and registered, at the request of DTC, in the name of Cede & Co. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as participants in DTC. Investors may elect to hold their interests in the global notes through either DTC (in the United States) or (in Europe) through Cedelbank or through Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System, or "Euroclear." Investors may hold their interests in the notes directly if they are participants of such systems, or indirectly through organizations that are participants in these systems. Cedelbank and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Cedelbank's and Euroclear's names on the books of their respective depositaries, which in turn will hold these interests in customers' securities accounts in the depositaries' names on the books of DTC. Citibank, N.A. will act as depositary for Cedelbank and The Chase Manhattan Bank, N.A. will act as depositary for Euroclear. We will refer to Citibank and The Chase Manhattan Bank in these capacities as the "U.S. Depositaries." Beneficial interests in the global notes will be held in denominations of $1,000 and multiples of $1,000. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

   Notes represented by a global note can be exchanged for definitive notes in registered form only if:

  . DTC notifies us that it is unwilling or unable to continue as depositary for that global note and we do not appoint a successor depositary within 90 days after receiving that notice;

  . at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and we do not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be registered as a clearing agency;

  . we in our sole discretion determine that that global note will be exchangeable for definitive notes in registered form and notify the trustee of our decision; or

  . an event of default with respect to the notes represented by that global note has occurred and is continuing.

A global note that can be exchanged as described in the preceding sentence will be exchanged for definitive notes issued in denominations of $1,000 and multiples of $1,000 in registered form for the same aggregate amount. The definitive notes will be registered in the names of the owners of the beneficial interests in the global note as directed by DTC.

   We will make principal and interest payments on all notes represented by a global note to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented by global notes for all purposes under the indenture. Accordingly, we, the trustee and any paying agent will have no responsibility or liability for:

  . any aspect of DTC's records relating to, or payments made on account of, beneficial ownership interests in a note represented by a global note;

  . any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global note held through those participants; or

  . the maintenance, supervision or review of any of DTC's records relating to those beneficial ownership interests.

   DTC has advised us that, upon receipt of any payment of principal of or interest on a global note, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on DTC's records. The underwriters will initially designate the accounts to be credited. Payments by participants to owners of beneficial interests in a global note will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in "street name," and will be the sole responsibility of those participants.

  DTC

   So long as DTC or its nominee is the registered owner of a global note, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the notes represented by that global note for all purposes of the notes. Owners of beneficial interests in the notes will not be entitled to have notes registered in their names. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC and, if that person is not a DTC participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in a global note.

   We understand that, under existing industry practices, if we request holders to take any action, or if an owner of a beneficial interest in a global note desires to take any action which a holder is entitled to take under the indenture, then DTC would authorize the participants holding the relevant beneficial interests to take that action and those participants would authorize the beneficial owners owning through such participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

   Beneficial interests in a global note will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for that global note. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the notes will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect.

   DTC has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Securities Exchange Act of 1934.

   DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates. DTC's participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations and certain other organizations, some of which, and/or their representatives, own DTC. Banks, brokers, dealers, trust companies and others that clear through or maintain a custodial relationship with a participant, either directly or indirectly, also have access to DTC's book-entry system.

   DTC has also advised us that DTC management is aware that some computer applications, systems and the like for processing data that depend on calendar dates, including dates before, on and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its computer systems, as they relate to the timely payment of distributions, including principal and income payments, to securityholders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames. However, DTC's ability to perform properly its services also depends upon other parties, including but not limited to issuers, issuers' agents, third-party vendors from whom DTC licenses software and hardware and third-party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed its participants and other members of the financial community that it is contacting, and will continue to contact, third-party vendors from whom DTC acquires services to impress upon them the importance of such services being Year 2000 compliant; and to determine the extent of their efforts for Year 2000 remediation, and, as appropriate, testing, of their services. In addition, DTC is in the process of developing contingency plans it deems appropriate.

   DTC has advised us that the above information with respect to DTC's Year 2000 efforts has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

 CEDELBANK

   Cedelbank has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Cedelbank holds securities for its participating organizations, or "Cedelbank Participants," and facilitates the clearance and settlement of securities transactions between Cedelbank Participants through electronic book-entry changes in accounts of Cedelbank Participants, thereby eliminating the need for physical movement of certificates. Cedelbank provides to Cedelbank Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Cedelbank interfaces with domestic markets in several countries. As a professional depositary, Cedelbank is subject to regulation by the Luxembourg Monetary Institute. Cedelbank Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Cedelbank is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Cedelbank Participant either directly or indirectly.

   Distributions with respect to notes held beneficially through Cedelbank will be credited to cash accounts of Cedelbank Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Cedelbank.

 EUROCLEAR

   Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear, or "Euroclear Participants," and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York, or the "Euroclear Operator," under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, or the "Cooperative." All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

   The Euroclear Operator is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

   Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which we will refer to in this prospectus supplement as the "Terms and Conditions." The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

   Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

   Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Cedelbank Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Cedelbank and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

   Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Cedelbank Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant

European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Cedelbank Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

   Because of time-zone differences, credits of notes received in Cedelbank or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear Participants or Cedelbank Participants on such business day. Cash received in Cedelbank or Euroclear as a result of sales of notes by or through a Cedelbank Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Cedelbank or Euroclear cash account only as of the business day following settlement in DTC.

   Although DTC, Cedelbank and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Cedelbank and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

TRUSTEE, PAYING AGENT, ISSUING AGENT AND REGISTRAR

   Citibank, N.A. will act as trustee for the notes, which will be issued under an indenture dated as of July , 1999, as amended or supplemented from time to time, between us and the trustee. The indenture is a senior indenture as described in the accompanying prospectus. You should read the accompanying prospectus for a general discussion of the terms and provisions of the indenture. From time to time, we and some of our subsidiaries maintain deposit accounts and conduct other banking transactions, including lending transactions, with the trustee in the ordinary course of business. In addition, the trustee is an affiliate of one of the underwriters of the offering.

   Until the notes are paid, we will maintain an issuing agent, paying agent and security registrar for the notes. Initially, Norwest Bank Minnesota, N.A. will serve in each of these capacities. In addition, Citibank, N.A. will serve as issuing agent and paying agent in London. We have agreed that as long as the notes are listed on the London Stock Exchange and its rules so require, we will appoint and maintain an issuing agent and paying agent in London.

NOTICES

   Any notices required to be given to the holders of the notes will be given to DTC and, if the notes are listed on the London Stock Exchange and the rules of the London Stock Exchange so require, by publication in a leading English language daily newspaper of general circulation in London. We expect that publication will be made in London in the Financial Times. Any notice required to be published will be deemed to have been given on the date of the publication or, if published more than once, on the date of the first publication.

PRESCRIPTION

   Claims in respect of the notes will become void unless presentation for payment is made within a period of 10 years in the case of principal, and five years in the case of interest, from the due date.

GOVERNING LAW

   The indenture and the notes are governed by and will be construed in accordance with New York law.

                    CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

   In the opinion of Faegre & Benson LLP, our special tax counsel, the following discussion summarizes certain of the U.S. federal tax consequences of the purchase, beneficial ownership and disposition of notes.

   This summary is based on the Internal Revenue Code of 1986, or the "Code," regulations issued under the Code, judicial authority and administrative rulings and practice, all of which are subject to change. Any such change may be applied retroactively and may adversely affect the federal tax consequences described in this prospectus supplement. This summary addresses only tax consequences to investors that purchase the notes at initial issuance, and own the notes as capital assets and not as part of a "straddle" or a "conversion transaction" for federal income tax purposes, or as part of some other integrated investment. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the federal income tax laws (such as insurance companies, financial institutions, tax-exempt organizations, retirement plans, regulated investment companies, securities dealers or expatriates). We will not seek a ruling from the Internal Revenue Service, or the IRS, with respect to any matters discussed in this section, and we cannot assure you that the IRS will not challenge one or more of the tax consequences described below. When we use the term "holder" in this section, we are referring to a beneficial holder of the notes and not the record holder. PERSONS CONSIDERING THE PURCHASE OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF U.S. FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES OF THE PURCHASE, BENEFICIAL OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS

   The following is a general discussion of certain U.S. federal income tax consequences of the purchase, beneficial ownership and disposition of the notes by a holder that is a United States person, or a "U.S. Holder." For purposes of this discussion, a United States person means:

  .  a citizen or resident of the United States;

  . a corporation, partnership or other business entity created or organized in or under the laws of the United States or any State or political subdivision thereof or therein (including the District of Columbia);

  . an estate whose income is subject to U.S. federal income taxation regardless of its source; or

  . a trust with respect to which a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons have the authority to control all of its substantial decisions, or certain electing trusts that were in existence on August 19, 1996, and were treated as domestic trusts on that date.

An individual may, subject to certain exceptions, be deemed to be a resident of the United States by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year).

 TREATMENT OF INTEREST

   Stated interest on the notes will be taxable to a U.S. Holder as ordinary income as the interest accrues or is paid (in accordance with the U.S. Holder's method of tax accounting).

 TREATMENT OF DISPOSITIONS OF NOTES

   Upon the sale, exchange, retirement or other taxable disposition of a note, a U.S. Holder will recognize gain or loss equal to the difference between the amount received on such disposition (other than amounts received in respect of accrued and unpaid interest, which will be taxable as such) and the U.S. Holder's tax basis in the note. A U.S. Holder's tax basis in a note will be, in general, the cost of the note to the U.S. Holder. Gain or loss realized on the sale, exchange or retirement of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such sale, exchange or retirement, the note had been held for more than one year. Long-term capital gain recognized by an individual U.S. Holder is generally subject to a maximum U.S. federal rate of 20%.

FEDERAL TAX CONSEQUENCES TO NON-U.S. HOLDERS

   The following is a general discussion of the U.S. federal income and estate tax consequences of the purchase, beneficial ownership and disposition of the notes by a holder that is not a United States person, or a "Non-U.S. Holder." For purposes of the following discussion, any interest income and any gain realized on the sale, exchange or other disposition of the notes will be considered "U.S. trade or business income" if such interest income or gain is
(i) effectively connected with the conduct of a trade or business in the United States, or (ii) in the case of a treaty resident, attributable to a permanent establishment (or in the case of an individual, to a fixed base) in the United States.

 TREATMENT OF INTEREST

   A Non-U.S. Holder will not be subject to U.S. federal income or withholding tax in respect of interest income on the notes if each of the following requirements is satisfied:

  .  The interest is not U.S. trade or business income.

  . The Non-U.S. Holder provides to us or our paying agent an appropriate statement on an IRS Form W-8 (or suitable successor form, such as an IRS Form W-8BEN), together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a United States person. If a note is held through a securities clearing organization, bank or another financial institution that holds customers' securities in the ordinary course of its trade or business, (i) the Non-U.S. Holder provides such a form to the organization or institution, and (ii) the organization or institution, under penalties of perjury, certifies to us that it has received such a form from the beneficial owner or another intermediary and furnishes us or our paying agent with a copy.

  . The Non-U.S. Holder does not actually or constructively own 10% or more of the voting power of our stock.

  . The Non-U.S. Holder is not a "controlled foreign corporation" that is actually or constructively related to us.

   To the extent these conditions are not met, a 30% withholding tax will apply to interest income on the notes, unless one of the following two exceptions is satisfied. The first exception is that an applicable income tax treaty reduces or eliminates such tax, and a Non-U.S. Holder claiming the benefit of that treaty provides to us or our paying agent a properly executed IRS Form 1001 (or suitable successor or substitute form). The second exception is that the interest is U.S. trade or business income and the Non-U.S. Holder provides an appropriate statement to that effect on an IRS Form 4224 (or suitable successor or substitute form, such as an IRS Form W-8ECI). In the case of the second exception, such Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to all income from the notes in the same manner as U.S. Holders, as described above. Additionally, in such event, Non-U.S. Holders that are corporations could be subject to a branch profits tax on such income.

 TREATMENT OF DISPOSITIONS OF NOTES

   Generally, a Non-U.S. Holder will not be subject to federal income tax on gain realized upon the sale, exchange, retirement or other disposition of a note unless

  . such holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition and certain other conditions are met, or

  .  the gain is U.S. trade or business income.

 TREATMENT OF NOTES FOR U.S. FEDERAL ESTATE TAX PURPOSES

   A note held, or treated as held, by an individual who is a Non-U.S. Holder at the time of his or her death will not be subject to U.S. federal estate tax, provided the Non-U.S. Holder does not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of our stock and payments of interest on such notes would not have been considered U.S. trade or business income.

U.S. INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

   When required, we will report to the holders of the notes and the IRS amounts paid on or with respect to the notes and the amount of any tax withheld from such payments.

   Certain non-corporate U.S. Holders may be subject to backup withholding at a rate of 31% on payments made on or with respect to the notes. In general, backup withholding will apply to a U.S. Holder only if the U.S. Holder:

  . fails to furnish its Taxpayer Identification Number, or TIN, which for an individual would be his or her Social Security Number;

  .  furnishes an incorrect TIN;

  . is notified by the IRS that it has failed to properly report payments of interest and dividends; or

  . under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments.

A U.S. Holder will be eligible for an exemption from withholding by providing a properly completed IRS Form W-9 to us or our paying agent.

   A Non-U.S. Holder that provides an IRS Form W-8 (or suitable successor or substitute form), together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating that the Non-U.S. Holder is not a United States person, will not be subject to IRS reporting requirements and U.S. backup withholding, provided that neither us nor our paying agent has actual knowledge that the holder is a United States person or otherwise does not satisfy the requirements for an exemption.

   Information reporting and backup withholding requirements with respect to the payment of the proceeds from the disposition of a note by a Non-U.S. Holder are as follows:

  . If the proceeds are paid to or through the U.S. office of a broker, they generally will be subject to information reporting and backup withholding at a rate of 31%. However, no such reporting and withholding is required if: (i) the holder either certifies as to its status as a Non-U.S. Holder under penalties of perjury on an IRS Form W-8 or suitable substitute or successor form (as described above) or otherwise establishes an exemption, and (ii) the broker does not have actual knowledge to the contrary.

  . If the proceeds are paid to or through a foreign office of a broker that is not a United States person or a "U.S. related person," as defined below, they will not be subject to backup withholding or information reporting.

  . If the proceeds are paid to or through a foreign office of a broker that is either a United States person or a "U.S. related person," they generally will be subject to information reporting. However, no such reporting is required if (i) the holder certifies as to its status as a Non-U.S. Holder under penalties of perjury or the broker has certain documentary evidence in its files as to the Non-U.S. Holder's foreign status, and (ii) the broker has no actual knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a United States person or U.S. related person, absent actual knowledge that the payee is a United States person.

For purposes of this paragraph, a "U.S. related person" is:

  .  a "controlled foreign corporation" for U.S. federal income tax purposes;

  . a foreign person 50% or more of whose gross income during a specified three-year period is effectively connected with the conduct of a U.S. trade or business; or

  . for payments made after December 31, 2000, a foreign partnership if one or more of its partners are United States persons who, in the aggregate, hold more than 50% of the income or capital interest of the partnership or if the partnership is engaged in the conduct of a U.S. trade or business.

   Backup withholding is not an additional tax and may be refunded or credited against the holder's U.S. federal income tax liability, provided that certain required information is furnished. The information reporting requirements may apply regardless of whether withholding is required. Copies of the information returns reporting such interest and withholding may be made available to the tax authorities in foreign countries under the provisions of a tax treaty or agreement.

   The Treasury Department recently promulgated final regulations regarding the withholding and information reporting rules discussed above. In general, these regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. These regulations are generally effective for payments made after December 31, 2000, subject to certain transition rules. You should consult your own tax advisor to determine the application of these regulations to your particular circumstances.

   THE FEDERAL TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE BENEFICIAL OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement dated July   , 1999, we have agreed to sell to the underwriters named
below, for whom Credit Suisse First Boston Corporation and Salomon Smith Barney Inc. are acting as representatives, the following respective principal amounts of the notes:

                                                                   Principal
        Underwriter                                                  Amount
        -----------                                              --------------
   Credit Suisse First Boston Corporation....................... $
   Salomon Smith Barney Inc.....................................
                                                                 --------------
         Total.................................................. $1,500,000,000
                                                                 ==============

   The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement provides that if an underwriter defaults, the purchase commitment of non-defaulting underwriters may be increased or the offering of notes may be terminated. The underwriting agreement may be terminated by the underwriters prior to the issuance of the notes in certain circumstances.

   The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a concession of % of the principal amount per note. The underwriters and selling group members may allow a discount of % of such principal amount per note on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

   We estimate that our out-of-pocket expenses for this offering will be
approximately $    .

   We have agreed to indemnify the underwriters against liabilities under the Securities Act of 1933 or contribute to payments which the underwriters may be required to make in that respect.

   The representatives, on behalf of the underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by that syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the notes to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on the London Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

   The notes are offered for sale in those jurisdictions where it is legal to offer them.

   Each underwriter has represented and agreed that:

  . it and each of its affiliates has not offered or sold, and, prior to admission of the notes to listing in accordance with Part IV of the Financial Services Act 1986, will not offer or sell any notes to persons in the United Kingdom, except to those persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

  . it and each of its affiliates has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom; and

  . it and each of its affiliates has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom the document may otherwise lawfully be issued or passed on.

   The notes are a new issue of securities with no established trading market. Although we intend to cause the notes to be listed on the London Stock Exchange, we cannot guarantee that our application will be approved. We do not intend to apply for listing of the notes on any United States securities exchange. The representatives have advised us that, following completion of the offering of the notes, they intend to make a market in the notes, as permitted by applicable law. They are not obligated, however, to make a market in the notes, and may discontinue any market-making activities at any time without notice, in their sole discretion. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes.

   Each underwriter has agreed that it will, to the best of its knowledge and belief, comply with all applicable securities laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers notes or possesses or distributes this prospectus supplement or the accompanying prospectus and will obtain any required consent, approval or permission for its purchase, offer, sale or delivery of notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes purchases, offers, sales or deliveries. Neither we nor any other underwriter shall have any responsibility for another underwriter's compliance with applicable securities laws.

   We expect that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be on the fifth business day following the date the notes are priced. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days after the date the securities are priced, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or on any of the next four succeeding business days will be required, by virtue of the fact that the notes will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement; such purchasers should also consult their own advisors in this regard.

   Purchasers of the notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the price to public set forth on the cover page of this prospectus supplement.

   Some of the underwriters and their affiliates have, from time to time, performed banking, financial advisory and investment banking services for us and our subsidiaries, for which they have received customary fees and expenses.

                                 LEGAL MATTERS

   Stanley S. Stroup, who is our Executive Vice President and General Counsel, or another of our lawyers, will issue an opinion about the legality of the notes. Mr. Stroup owns, or has the right to acquire, a number of shares of our common stock which represents less than 0.1% of the total outstanding common stock. Faegre & Benson LLP, our special tax counsel, will issue an opinion relating to certain U.S. federal tax consequences relating to the notes. Certain legal matters will be passed upon for the underwriters by Gibson, Dunn & Crutcher LLP, San Francisco, California. Gibson, Dunn & Crutcher LLP represents us and certain of our subsidiaries in other legal matters. Mr. Stroup may rely on Gibson, Dunn & Crutcher LLP as to matters of New York law.

                              GENERAL INFORMATION

   We are incorporated under the laws of the State of Delaware, the United States. Our registered office is at The Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805, U.S.A. Our principal executive office is 420 Montgomery Street, San Francisco, California, 94163, U.S.A.

   Copies of the following documents will be available for inspection at the offices of Linklaters, One Silk Street, London EC24 8HQ, during usual business hours on any weekday (public holidays excepted) for 14 days after the date of the London Stock Exchange listing particulars:

  (i) our Certificate of Incorporation and By-laws;

  (ii) our published audited consolidated financial statements contained in our Annual Report on Form 10-K for the three years ended December 31, 1998; and

  (iii) our published unaudited consolidated financial statements contained in our Quarterly Report on Form l0-Q for the three-month periods ended March 31, 1998 and March 31, 1999.

   The consolidated financial statements of Wells Fargo and its subsidiaries for each of the three financial years ended December 31, 1998 were audited, without qualification, by KPMG LLP, Three Embarcadero Center, Suite 2000, San Francisco, California 94111, U.S.A., independent certified public accountants, in accordance with auditing standards generally accepted in the United States.

   Other than as disclosed or contemplated in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, there has been no significant change in the financial or trading position of us and our consolidated subsidiaries taken as a whole since March 31, 1999, or material adverse change in the financial position or prospects of us and our subsidiaries taken as a whole since December 31, 1998.

   The listing of the notes on the London Stock Exchange will be expressed as a percentage of their principal amount (exclusive of accrued interest). We expect that listing of the notes on the London Stock Exchange will be granted on or
before July   , 1999. Prior to official listing, however, the London Stock
Exchange will permit dealings in accordance with its rules. Transactions will normally be effected for settlement in U.S. dollars and for delivery on the third working day after the day of the transaction.

   Copies of our latest annual consolidated financial statements and our latest interim consolidated financial statements may be obtained, and copies of the indenture will be available for inspection, at the specified offices of our paying agent in London during normal business hours, so long as any of the notes are outstanding.

   We and our consolidated subsidiaries are defendants in various matters of litigation generally incidental to our business. Although it is difficult to predict the outcome of these cases, we believe, based on discussions with counsel, that any ultimate liability will not have a material adverse effect on the financial position of us and our consolidated subsidiaries taken as a whole.

   The notes have been assigned Euroclear and Cedelbank Common Code
            , International Security Identification Number            and CUSIP
No.           .

PROSPECTUS

                             WELLS FARGO & COMPANY

                             420 Montgomery Street
                        San Francisco, California 94163
                                 1-800-411-4932

                                $10,150,000,000

                                Debt Securities
                                Preferred Stock
                               Depositary Shares
                              Securities Warrants

                                 ------------

  We may also issue common stock upon conversion, exchange or exercise of any of the securities listed above. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable supplement carefully before you invest.

                                 ------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 ------------

  These securities are our unsecured obligations and are not savings accounts, deposits or other obligations of any of our bank or nonbank subsidiaries and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

                                 ------------

                    This prospectus is dated June 16, 1999.

                             ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may sell debt securities, preferred stock, depositary shares and securities warrants in one or more offerings up to a total dollar amount of $10,150,000,000. We may sell these securities either separately or in units. We may also issue common stock upon conversion, exchange or exercise of any of the securities mentioned above.

      This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Such prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

      The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the Securities and Exchange Commission, or SEC, web site or at the SEC offices mentioned under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center,
Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange and Chicago Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060, and for further information on obtaining copies of our public filings at the Chicago Stock Exchange, you should call (312) 663-2423.

      We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange

Act of 1934 after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all the securities offered by this prospectus:

    . Annual Report on Form 10-K for the year ended December 31, 1998, including information specifically incorporated by reference into our Form 10-K from our 1998 Annual Report to Stockholders and our definitive Notice and Proxy Statement for our 1999 Annual Meeting of Stockholders;

    .  Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

    . Current Reports on Form 8-K filed January 29, 1999, April 21, 1999 and April 28, 1999;

    . the description of our preferred share purchase rights contained in the Registration Statement on Form 8-A dated October 21, 1998; and

    . the description of our common stock contained in the Current Report on Form 8-K filed October 14, 1997.

      You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

                            Laurel A. Holschuh
                            Corporate Secretary
                            Wells Fargo & Company
                            Norwest Center, 17th Floor
                            Sixth and Marquette
                            Minneapolis, Minnesota 55479
                            Phone: (612) 667-8655

      You should rely only on the information incorporated by reference or presented in this prospectus or the applicable prospectus supplement. Neither we, nor any underwriters or agents, have authorized anyone else to provide you with different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

                                  THE COMPANY

      Wells Fargo & Company, formerly Norwest Corporation, is a diversified financial services company registered under the Bank Holding Company Act of 1956.

      We provide retail, commercial and corporate banking services through our banks located in Arizona, California, Colorado, Idaho, Illinois, Indiana, Iowa, Minnesota, Montana, Nebraska, Nevada, New Mexico, North Dakota, Ohio, Oregon, South Dakota, Texas, Utah, Washington, Wisconsin and Wyoming. We provide additional financial services through subsidiaries engaged in wholesale banking, mortgage banking, consumer finance, equipment leasing, agricultural finance, commercial finance, securities brokerage and investment banking, insurance agency services, computer and data processing services, trust services, mortgage-backed securities processing and venture capital investment. Our significant subsidiaries are Norwest Bank Minnesota, N.A. and its consolidated subsidiaries and WFC Holdings Corporation and its consolidated subsidiaries, including its principal subsidiary, Wells Fargo Bank, N.A.

      On November 2, 1998, we changed our name to Wells Fargo & Company following the merger of the former Wells Fargo & Company into one of our wholly-owned subsidiaries. At March 31, 1999, we had $201 billion in assets, seventh largest among U.S. bank holding companies.

      We are a separate and distinct legal entity from our banking and other subsidiaries. Our principal source of funds to pay dividends on our common and preferred stock and debt service on our debt is dividends from our subsidiaries. Various federal and state statutes and regulations limit the amount of dividends that our banking and other subsidiaries may pay to us without regulatory approval.

      When we refer to "our company," "we," "our" and "us" in this prospectus under the headings "The Company" and "Ratios of Earnings to Fixed Charges and to Fixed Charges and Preferred Stock Dividends," we mean Wells Fargo & Company and its subsidiaries unless the context indicates otherwise. When such terms are used elsewhere in this prospectus, we refer only to Wells Fargo & Company unless the context indicates otherwise.

                                USE OF PROCEEDS

      Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the offered securities will be added to our general funds and will be available for general corporate purposes, including:

    .  investments in or advances to our existing or future subsidiaries;

    .  repayment of obligations that have matured; and

    .  reducing our outstanding commercial paper and other debt.

Until the net proceeds have been used, they will be invested in short-term marketable securities.

            RATIOS OF EARNINGS TO FIXED CHARGES AND TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

                                                                  QUARTER ENDED
                                 FISCAL YEAR ENDED DECEMBER 31,     MARCH 31,
                               ---------------------------------- -------------
                                1994   1995   1996   1997   1998   1998   1999
                               ------ ------ ------ ------ ------ ------ ------
Ratio of Earnings to Fixed
 Charges:
Excluding interest on
 deposits..................... 3.32x   2.73   2.98   3.10   2.56   3.22   3.58
Including interest on
 deposits..................... 1.92x   1.80   1.78   1.81   1.63   1.88   2.10
Ratio of Earnings to Fixed
 Charges and
 Preferred Stock Dividends:
Excluding interest on
 deposits..................... 3.02x   2.55   2.77   2.99   2.49   3.12   3.49
Including interest on
 deposits..................... 1.85x   1.74   1.73   1.79   1.61   1.85   2.08

 .  The ratio of earnings to fixed charges is calculated as follows:

    (income before income taxes) + (fixed charges) - (capitalized interest)
    -----------------------------------------------------------------------
                                (fixed charges)

 . The ratio of earnings to fixed charges and preferred stock dividends is calculated as follows:

    (income before income taxes) + (fixed charges) - (capitalized interest)
-------------------------------------------------------------------------------
(fixed charges) + (pretax earnings required to cover preferred stock dividends)

 . Pretax earnings required to cover preferred stock dividends are calculated as follows:

                           preferred stock dividends
                      -----------------------------------
                      1 - (our effective income tax rate)

 .  Fixed charges, excluding interest on deposits, consist of

  . interest on short-term borrowings and long-term debt, . amortization of debt expense,
  .  capitalized interest, and
  . one-third of net rental expense, which we believe is representative of the interest factor.

 . Fixed charges, including interest on deposits, consist of all of the items listed immediately above plus interest on deposits.

We have included these computations in compliance with SEC regulations. However, we believe that the fixed charge ratios are not meaningful measures for our business due to two factors. First, even if our net income did not change, our ratios would decline if the proportion of our income that is tax-exempt increased. Conversely, our ratios would increase if the proportion of our income that is tax-exempt decreased. Second, even if our net income did not change, our ratios would decline if our interest income and interest expense increased by the same amount due to an increase in the level of interest rates. Conversely, our ratios would increase if our interest income and interest expense decreased by the same amount due to a decrease in the level of interest rates.

                         DESCRIPTION OF DEBT SECURITIES

      This section describes the general terms and provisions of our debt securities, which could be senior debt securities or subordinated debt securities. The prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement and any general terms outlined in this section that will not apply to those debt securities.

      The senior debt securities will be issued under a senior indenture between us and the senior trustee named in the applicable prospectus supplement and the subordinated debt securities will be issued under a subordinated indenture between us and the subordinated trustee named in the applicable prospectus supplement.

      We have summarized the material terms and provisions of the indentures in this section. We have also filed the form of each of the indentures as exhibits to the registration statement. You should read the applicable indenture for additional information before you buy any debt securities. The summary that follows includes references to section numbers of the indentures so that you can more easily locate these provisions.

GENERAL

      The debt securities will be our direct unsecured obligations. Neither of the indentures limits the amount of debt securities that we may issue. Both indentures permit us to issue debt securities from time to time and debt securities issued under an indenture will be issued as part of a series that has been established by us under such indenture. (Section 301)

      The senior debt securities will be unsecured and will rank equally with all of our other Senior Debt, as defined under "--Subordination" below. The subordinated debt securities will be unsecured and will rank equally with all of our other subordinated debt and, together with such other subordinated debt, will be subordinated to all of our existing and future Senior Debt. See "-- Subordination" below.

      The debt securities are our unsecured senior or subordinated debt securities, as the case may be, but our assets consist primarily of equity in our subsidiaries. As a result, our ability to make payments on our debt securities depends on our receipt of dividends, loan payments and other funds from our subsidiaries. In addition, if any of our subsidiaries becomes insolvent, the direct creditors of that subsidiary will have a prior claim on its assets. Our rights and the rights of our creditors, including your rights as an owner of our debt securities, will be subject to that prior claim, unless we are also a direct creditor of that subsidiary. This subordination of creditors of a parent company to prior claims of creditors of its subsidiaries is commonly referred to as structural subordination.

      A prospectus supplement relating to a series of debt securities being offered will include specific terms relating to the offering. (Section 301) These terms will include some or all of the following:

    .  the title and type of the debt securities;

    . any limit on the total principal amount of the debt securities of that series;

    .  the price at which the debt securities will be issued;

    . the date or dates on which the principal of and any premium on the debt securities will be payable;

    . the maturity date or dates of the debt securities or the method by which those dates can be determined;

    .  if the debt securities will bear interest:

      . the interest rate on the debt securities or the method by which the interest rate may be determined;
      .  the date from which interest will accrue;
      . the record and interest payment dates for the debt securities; . the first interest payment date; and . any circumstances under which we may defer interest payments;

    .  the place or places where:

      .  we can make payments on the debt securities;
      . the debt securities can be surrendered for registration of transfer or exchange; and
      . notices and demands can be given to us relating to the debt securities and under the applicable indenture;

    . any optional redemption provisions that would permit us or the holders of debt securities to elect redemption of the debt securities before their final maturity;

    . any sinking fund provisions that would obligate us to redeem the debt securities before their final maturity;

    . whether the subordinated debt securities will be convertible into shares of common stock, shares of preferred stock or depositary shares and, if so, the terms and conditions of any such conversion, and, if convertible into shares of preferred stock or depositary shares, the terms of such preferred stock or depositary shares;

    . if the debt securities will be issued in bearer form, the terms and provisions contained in the bearer securities and in the applicable indenture specifically relating to the bearer securities;

    . the currency or currencies in which the debt securities will be denominated and payable, if other than U.S. dollars and, if a composite currency, any special provisions relating thereto;

    . any circumstances under which the debt securities may be paid in a currency other than the currency in which the debt securities are denominated and any provisions relating thereto;

    . whether the provisions described below under the heading "-- Defeasance" apply to the debt securities;

    . any events of default which will apply to the debt securities in addition to those contained in the applicable indenture;

    . any additions or changes to the covenants contained in the applicable indenture and the ability, if any, of the holders to waive our compliance with those additional or changed covenants;

    . whether all or part of the debt securities will be issued in whole or in part as temporary or permanent global securities and, if so, the depositary for those global securities and a description of any book-entry procedures relating to the global securities--a "global security" is a debt security that we issue in accordance with the applicable indenture to represent all or part of a series of debt securities;

    . if we issue temporary global securities, any special provisions dealing with the payment of interest and any terms relating to the ability to exchange interests in a temporary global security for interests in a permanent global security or for definitive debt securities;

    . the identity of the security registrar and paying agent for the debt securities if other than the applicable trustee;

    .  any special tax implications of the debt securities;

    . any special provisions relating to the payment of any additional amounts on the debt securities;

    . the terms of any securities being offered together with or separately from the debt securities; and

    .  any other terms of the debt securities.

When we use the term "holder" in this prospectus with respect to a registered debt security, we mean the person in whose name such debt security is registered in the security register. (Section 101)

PAYMENT; EXCHANGE; TRANSFER

      We will designate a place of payment where you can receive payment of the principal of and any premium and interest on the debt securities. Even though we will designate a place of payment, we may elect to pay any interest on the debt securities by mailing a check to the person listed as the owner of the debt securities in the security register or by wire transfer to an account designated by that person in writing not less than ten days before the date of the interest payment. Unless we state otherwise in the applicable prospectus supplement, we will pay interest on a debt security:

    . on an interest payment date, to the person in whose name that debt security is registered at the close of business on the record date relating to that interest payment date; and

    . on the date of maturity or earlier redemption or repayment, to the person who surrenders the debt security at the office of our appointed paying agent. (Sections 307, 1002)

      Any money that we pay to a paying agent for the purpose of making payments on the debt securities and that remain unclaimed two years after the payments were due will, at our request, be returned to us and after that time any holder of a debt security can only look to us for the payments on the debt security. (Section 1003)

      Any debt securities of a series can be exchanged for other debt securities of that series so long as the other debt securities are denominated in authorized denominations and have the same aggregate principal amount and same terms as the debt securities that were surrendered for exchange. The debt securities may be presented for registration of transfer, duly endorsed or accompanied by a satisfactory written instrument of transfer, at the office or agency maintained by us for that purpose in a place of payment. There will be no service charge for any registration of transfer or exchange of the debt securities, but we may require you to pay any tax or other governmental charge payable in connection with a transfer or exchange of the debt securities. (Sections 305, 1002) If the applicable prospectus supplement refers to any office or agency, in addition to the security registrar, initially designated by us where you can surrender the debt securities for registration of transfer or exchange, we may at any time rescind the designation of any such office or agency or approve a change in the location. However, we will be required to maintain an office or agency in each place of payment for that series. (Section 1002)

DENOMINATIONS

      Unless we state otherwise in the applicable prospectus supplement, the debt securities will be issued only in registered form, without coupons, in denominations of $1,000 each or multiples of $1,000.

BEARER DEBT SECURITIES

      If we ever issue bearer debt securities, the applicable prospectus supplement will describe all of the special terms and provisions of debt securities in bearer form, and the extent to which those special terms and provisions are different from the terms and provisions which are described in this prospectus, which generally apply to debt securities in registered form, and will summarize provisions of the applicable indenture that relate specifically to bearer debt securities.

ORIGINAL ISSUE DISCOUNT

      Debt securities may be issued under the indentures as original issue discount securities and sold at a substantial discount below their stated principal amount. If a debt security is an original issue discount security, that means that an amount less than the principal amount of the debt security will be due and payable upon a declaration of acceleration of the maturity of the debt security under the applicable indenture. (Section 101) The applicable prospectus supplement will describe the federal income tax consequences and other special factors you should consider before purchasing any original issue discount securities.

COVENANTS CONTAINED IN INDENTURES

      Except as otherwise set forth in the next sentence, the senior indenture:

    . prohibits us and our subsidiaries from selling, pledging, assigning or otherwise disposing of shares of capital stock, or securities convertible into capital stock, of any Principal Subsidiary Bank or of any subsidiary owning, directly or indirectly, any capital stock of a Principal Subsidiary Bank; and

    . prohibits any Principal Subsidiary Bank from issuing any shares of its capital stock or securities convertible into its capital stock.

This restriction does not apply to:

    . sales, pledges, assignments or other dispositions or issuances of directors' qualifying shares;

    . sales, pledges, assignments or other dispositions or issuances, so long as, after giving effect to the disposition and to the issuance of any shares issuable upon conversion or exchange of securities convertible or exchangeable into capital stock, we would own directly or through one or more of our subsidiaries not less than 80% of the shares of each class of capital stock of the applicable Principal Subsidiary Bank;

    . sales, pledges, assignments or other dispositions or issuances made in compliance with an order or direction of a court or regulatory authority of competent jurisdiction; or

    . sales of capital stock by any Principal Subsidiary Bank to its stockholders so long as before the sale we own directly or indirectly shares of the same class and the sale does not reduce the percentage of the shares of that class of capital stock owned by us. (Section 1005 of the senior indenture)

      When we use the term "subsidiary" in this section, we mean any corporation of which we own more than 50% of the outstanding shares of voting stock, except for directors' qualifying shares, directly or through one or more of our other subsidiaries. Voting stock is stock that is entitled in the ordinary course to vote for the election of a majority of the directors of a corporation and does not include stock that is entitled to so vote only as a result of the happening of certain events.

      When we use the term "Principal Subsidiary Bank" above, we mean any commercial bank or trust company organized in the United States under Federal or state law of which we own at least a majority of the shares of voting stock directly or through one or more of our subsidiaries if such commercial bank or trust company has total assets, as set forth in its most recent statement of condition, equal to more than 10% of our total consolidated assets, as set forth in our most recent financial statements filed with the SEC under the Exchange Act. (Section 101 of the senior indenture) As of the date hereof, our Principal Subsidiary Banks are Norwest Bank Minnesota, National Association, and Wells Fargo Bank, National Association.

      The subordinated indenture does not contain the restriction described above.

      Neither of the indentures contains restrictions on our ability to:

    . incur, assume or become liable for any type of debt or other obligation;

    .  create liens on our property for any purpose; or

    . pay dividends or make distributions on our capital stock or repurchase or redeem our capital stock.

The indentures do not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the indentures do not contain any provisions which would require us to repurchase or redeem or modify the terms of any of the debt securities upon a change of control or other event involving us which may adversely affect the creditworthiness of the debt securities.

CONSOLIDATION, MERGER OR SALE

      Each of the indentures generally permits a consolidation or merger between us and another entity. They also permit the sale or transfer by us of all or substantially all of our property and assets. These transactions are permitted if:

    . the resulting or acquiring entity, if other than us, is organized and existing under the laws of a domestic jurisdiction and assumes all of our responsibilities and liabilities under the applicable indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the applicable indenture; and

    . immediately after the transaction, and giving effect to the transaction, no event of default under the applicable indenture exists. (Section 801)

      If we consolidate or merge with or into any other entity or sell or lease all or substantially all of our assets according to the terms and conditions of the indentures, the resulting or acquiring entity will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. As a result, such successor entity may exercise our rights and powers under the indentures, in our name and, except in the case of a lease of all or substantially all of our properties, we will be released from all our liabilities and obligations under the indentures and under the debt securities. (Section 802)

MODIFICATION AND WAIVER

      Under each of the indentures, certain of our rights and obligations and certain of the rights of holders of the debt securities may be modified or amended with the consent of the holders of at least a majority of the aggregate principal amount of the outstanding debt securities of all series of debt securities affected by the modification or amendment, acting as one class. However, the following modifications and amendments will not be effective against any holder without its consent:

    . a change in the stated maturity date of any payment of principal or interest;

    .  a reduction in payments due on the debt securities;

    . a change in the place of payment or currency in which any payment on the debt securities is payable;

    . a limitation of a holder's right to sue us for the enforcement of payments due on the debt securities;

    . a reduction in the percentage of outstanding debt securities required to consent to a modification or amendment of the applicable indenture or required to consent to a waiver of compliance with certain provisions of the applicable indenture or certain defaults under the applicable indenture;

    . a reduction in the requirements contained in the applicable indenture for quorum or voting;

    . a limitation of a holder's right, if any, to repayment of debt securities at the holder's option;

    . in the case of subordinated debt securities convertible into common stock, a limitation of any right to convert the subordinated debt securities; and

    . a modification of any of the foregoing requirements contained in the applicable indenture. (Section 902)

      Under each of the indentures, the holders of at least a majority of the aggregate principal amount of the outstanding debt securities of all series of debt securities affected by a particular covenant or condition, acting as one class, may, on behalf of all holders of such series of debt securities, waive compliance by us with any covenant or condition contained in the applicable indenture unless we specify that such covenant or condition cannot be so waived at the time we establish the series. The senior indenture provides that compliance with the covenant relating to Principal Subsidiary Banks described above under "--Covenants Contained in Indentures" can be waived in this manner. (Section 1008 of the senior indenture, Section 1005 of the subordinated indenture)

      In addition, under each of the indentures, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series of debt securities may, on behalf of all holders of that series, waive any past default under the applicable indenture, except:

    . a default in the payment of the principal of or any premium or interest on any debt securities of that series; or

    . a default under any provision of the applicable indenture which itself cannot be modified or amended without the consent of the holders of each outstanding debt security of that series. (Section
       513)

EVENTS OF DEFAULT

      Unless otherwise specified in the applicable prospectus supplement, an "event of default," when used in the senior indenture with respect to any series of senior debt securities, means any of the following:

    . failure to pay interest on any senior debt security of that series for 30 days after the payment is due;

    . failure to pay the principal of or any premium on any senior debt security of that series when due;

    . failure to deposit any sinking fund payment on senior debt securities of that series when due;

    . failure to perform any of the covenants regarding capital stock of Principal Subsidiary Banks described above under "--Covenants Contained in Indentures";

    . failure to perform any other covenant in the senior indenture that applies to senior debt securities of that series for 90 days after we have received written notice of the failure to perform in the manner specified in the senior indenture;

    .  certain events in bankruptcy, insolvency or reorganization; or

    . any other event of default that may be specified for the senior debt securities of that series when that series is created. (Section 501 of the senior indenture)

      Unless otherwise specified in the applicable prospectus supplement, an "event of default," when used in the subordinated indenture with respect to any series of subordinated debt securities, means any of the following:

    .  certain events in bankruptcy, insolvency or reorganization; or

    . any other event of default that may be specified for the subordinated debt securities of that series when that series is created. (Section 501 of the subordinated indenture)

      If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series can, subject to conditions, rescind the declaration. (Sections 502, 513) Unless we state otherwise in the applicable prospectus supplement, the holders of subordinated debt securities will not have the right to accelerate the payment of principal of the subordinated debt securities as a result of our failure to perform any covenant or agreement contained in the subordinated debt securities or the subordinated indenture.

      The prospectus supplement relating to a series of debt securities which are original issue discount securities will describe the particular provisions that relate to the acceleration of maturity of a portion of the principal amount of the series when an event of default occurs and continues.

      Each of the indentures requires us to file an officers' certificate with the applicable trustee each year that states, to the knowledge of the certifying officer, no defaults exist under the terms of the applicable indenture. (Section 1007 of the senior indenture, Section 1004 of the subordinated indenture). The trustee may withhold notice to the holders of debt securities of any default, except defaults in the payment of principal, premium, interest or any sinking fund installment, if it considers the withholding of notice to be in the best interests of the holders. For purposes of this paragraph, "default" means any event which is, or after notice or lapse of time or both would become, an event of default under the applicable indenture with respect to the debt securities of the applicable series. (Section 602)

      Other than its duties in the case of a default, a trustee is not obligated to exercise any of its rights or powers under the applicable indenture at the request, order or direction of any holders, unless the holders offer that trustee reasonable indemnification. (Sections 601, 603) If reasonable indemnification is provided, then, subject to other rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series may, with respect to the debt securities of that series, direct the time, method and place of:

    .  conducting any proceeding for any remedy available to the trustee; or

    . exercising any trust or power conferred upon the trustee. (Sections 512, 603)

      The holder of a debt security of any series will have the right to begin any proceeding with respect to the applicable indenture or for any remedy only if:

    . the holder has previously given the trustee written notice of a continuing event of default with respect to that series;

    . the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request of, and offered reasonable indemnification to, the trustee to begin such proceeding;

    . the trustee has not started such proceeding within 60 days after receiving the request; and

    . the trustee has not received directions inconsistent with such request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series during those 60 days. (Section 507)

However, the holder of any senior debt security will have an absolute right to receive payment of principal of and any premium and interest on the senior debt security when due and to institute suit to enforce this payment, and the holder of any subordinated debt security will have, subject to the subordination provisions discussed below under "--Subordination," the absolute right to receive payment of principal of and any premium and interest on the subordinated debt security when due in accordance with the subordinated indenture and to institute suit to enforce the payment. (Section 508)

DEFEASANCE

      DEFEASANCE AND DISCHARGE. At the time that we establish a series of debt securities under the applicable indenture, we can provide that the debt securities of that series are subject to the defeasance and discharge provisions of that indenture. If we so provide, we will be discharged from our obligations on the debt securities of that series if:

    . we deposit with the applicable trustee, in trust, sufficient money or, if the debt securities of that series are denominated and payable in U.S. dollars only, Eligible Instruments, to pay the principal, any interest, any premium and any other sums due on the debt securities of that series, such as sinking fund payments, on the dates the payments are due under the applicable indenture and the terms of the debt securities;

    . we deliver to the applicable trustee an opinion of counsel that states that the holders of the debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if no deposit had been made; and

    . if the debt securities of that series are listed on any domestic or foreign securities exchange, the debt securities will not be delisted as a result of the deposit. (Section 403)

      When we use the term "Eligible Instruments" in this section, we mean monetary assets, money market instruments and securities that are payable in dollars only and essentially risk free as to collection of principal and interest, including:

    . direct obligations of the United States backed by the full faith and credit of the United States; or

    . any obligation of a person controlled or supervised by and acting as an agency or instrumentality of the United States if the timely payment of the obligation is unconditionally guaranteed as a full faith and credit obligation by the United States. (Section 101)

      In the event that we deposit money and/or Eligible Instruments in trust and discharge our obligations under a series of debt securities as described above, then:

    . the applicable indenture, including, in the case of subordinated debt securities, the subordination provisions contained in the subordinated indenture, will no longer apply to the debt securities of that series; however, certain obligations to compensate, reimburse and indemnify the trustee, to register the transfer and exchange of debt securities, to replace lost, stolen or mutilated debt securities, to maintain paying agencies and the trust funds and to pay additional amounts, if any, required as a result of U.S. withholding taxes imposed on payments to non-U.S. persons will continue to apply; and

    . holders of debt securities of that series can only look to the trust fund for payment of principal, any premium and any interest on the debt securities of that series. (Section 403)

      DEFEASANCE OF CERTAIN COVENANTS AND CERTAIN EVENTS OF DEFAULT. At the time that we establish a series of debt securities under the applicable indenture, we can provide that the debt securities of that series are subject to the covenant defeasance provisions of that indenture. If we so provide and we make the deposit and deliver the opinion of counsel described above in this section under the heading "--Defeasance and Discharge" we will not have to comply with the following restrictive covenants contained in the applicable indenture:

    . Restrictions Upon Sale or Issuance of Capital Stock of Certain Subsidiary Banks (Section 1005 of the senior indenture) discussed above under "--Covenants Contained in Indentures"; and

    . any other covenant we designate when we establish the series of debt securities.

In the event of a covenant defeasance, our obligations under the applicable indenture and the debt securities, other than with respect to the covenants specifically referred to above, will remain in effect. (Section 1501 of the senior indenture, Section 1701 of the subordinated indenture)

      If we exercise our option not to comply with the covenants listed above and the debt securities of the series become immediately due and payable because an event of default has occurred, other than as a result of an event of default specifically referred to above, the amount of money and/or Eligible Instruments on deposit with the applicable trustee will be sufficient to pay the principal, any interest, any premium and any other sums, due on the debt securities of that series, such as sinking fund payments, on the date the payments are due under the applicable indenture and the terms of the debt securities, but may not be sufficient to pay amounts due at the time of acceleration. However, we would remain liable for the balance of the payments. (Section 1501 of the senior indenture, Section 1701 of the subordinated indenture)

SUBORDINATION

      The subordinated debt securities will be subordinate to all of our existing and future Senior Debt, as defined below. Our Senior Debt includes the senior debt securities and means

    . any of our indebtedness for borrowed or purchased money, whether or not evidenced by bonds, debentures, notes or other written instruments,

    .  our obligations under letters of credit,

    . any of our indebtedness or other obligations with respect to commodity contracts, interest rate and currency swap agreements, cap, floor and collar agreements, currency spot and forward contracts, and other similar agreements or arrangements designed to protect against fluctuations in currency exchange or interest rates, and

    . any guarantees, endorsements (other than by endorsement of negotiable instruments for collection in the ordinary course of business) or other similar contingent obligations in respect of obligations of others of a type described above, whether or not such obligation is classified as a liability on a balance sheet prepared in accordance with generally accepted accounting principles, whether outstanding on the date of execution of the subordinated indenture or thereafter incurred, other than obligations expressly on a parity with or junior to the subordinated debt securities. As of March 31, 1999, we had approximately $18.3 billion of Senior Debt outstanding.

      If certain events in bankruptcy, insolvency or reorganization occur, we will first pay all Senior Debt, including any interest accrued after the events occur, in full before we make any payment or distribution, whether in cash, securities or other property, on account of the principal of or interest on the subordinated debt securities. In such an event, we will pay or deliver directly to the holders of Senior Debt any payment or distribution otherwise payable or deliverable to holders of the subordinated debt securities. We will make the payments to the holders of Senior Debt according to priorities existing among those holders until we have paid all Senior Debt, including accrued interest, in full. Notwithstanding the subordination provisions discussed in this paragraph, we may make payments or distributions on the subordinated debt securities so long as:

    . the payments or distributions consist of securities issued by us or another company in connection with a plan or reorganization or readjustment; and

    . payment on those securities is subordinate to outstanding Senior Debt and any securities issued with respect to senior Debt under such plan of reorganization or readjustment at least to the same extent provided in the subordination provisions of the subordinated debt securities. (Section 1801 of the subordinated indenture)

      If such events in bankruptcy, insolvency or reorganization occur after we have paid in full all amounts owed on Senior Debt:

    .  the holders of subordinated debt securities,

    . together with the holders of any of our other obligations ranking equal with those subordinated debt securities,

will be entitled to receive from our remaining assets any principal, premium or interest due at that time on the subordinated debt securities and such other obligations before we make any payment or other distribution on account of any of our capital stock or obligations ranking junior to those subordinated debt securities.

      If we violate the subordinated indenture by making a payment or distribution to holders of the subordinated debt securities before we have paid all the Senior Debt in full, then such holders of the subordinated debt securities will be deemed to have received the payments or distributions in trust for the benefit of, and will have to pay or transfer the payments or distributions to, the holders of the Senior Debt outstanding at the time. The payment or transfer to the holders of the Senior Debt will be made according to the priorities existing among those holders. Notwithstanding the subordination provisions discussed in this paragraph, holders of subordinated debt securities will not be required to pay, or transfer payments or distributions to, holders of Senior Debt so long as:

    . the payments or distributions consist of securities issued by us or another company in connection with a plan of reorganization or readjustment; and

    . payment on those securities is subordinate to outstanding Senior Debt and any securities issued with respect to Senior Debt under such plan of reorganization or readjustment at least to the same extent provided in the subordination provisions of those subordinated debt securities. (Section 1801 of the subordinated indenture)

      Because of the subordination, if we become insolvent, holders of Senior Debt may receive more, ratably, and holders of the subordinated debt securities having a claim pursuant to those securities may receive less, ratably, than our other creditors. This type of subordination will not prevent an event of default from occurring under the subordinated indenture in connection with the subordinated debt securities.

      We may modify or amend the subordinated indenture as provided under "-- Modification and Waiver" above. However, the modification or amendment may not, without the consent of the holders of all Senior Debt outstanding, modify any of the provisions of the applicable indenture relating to the subordination of the subordinated debt securities in a manner that would adversely affect the holders of Senior Debt. (Section 902 of the subordinated indenture)

CONVERSION AND EXCHANGE

      If any offered debt securities are convertible into preferred stock, depositary shares or common stock at the option of the holders or exchangeable for preferred stock, depositary shares or common stock at our option, the prospectus supplement relating to those debt securities will include the terms and conditions governing any conversions and exchanges.

                         DESCRIPTION OF PREFERRED STOCK

      This section describes the general terms and provisions of our preferred stock and preference stock that may be offered by this prospectus. Unless we specifically note otherwise, we will generally refer to our preferred stock and preference stock collectively in this prospectus as preferred stock. The prospectus supplement will describe the specific terms of the series of the preferred stock offered through that prospectus supplement and any general terms outlined in this section that will not apply to that series of preferred stock.

      We have summarized the material terms and provisions of the preferred stock in this section. We have also filed our restated certificate of incorporation, as amended, and the form of certificate of designations of powers, preferences and rights of preferred stock, which we will refer to as the "certificate of designation," as exhibits to the registration statement. You should read our restated certificate of incorporation and the certificate of designations relating to the applicable series of the preferred stock for additional information before you buy any preferred stock.

GENERAL

      Pursuant to our restated certificate of incorporation, as amended, our board of directors has the authority, without further stockholder action, to issue a maximum of 24,000,000 shares of preferred stock, consisting of a maximum of 20,000,000 shares of preferred stock and a maximum of 4,000,000 shares of preference stock, including shares issued or reserved for issuance. As of March 31, 1999 we had issued 6,617,480 shares of preferred stock, of which 6,592,480 shares were outstanding and 25,000 shares were held by one of our subsidiaries. As of March 31, 1999, there were no shares of preference stock outstanding. The board of directors has the authority to determine or fix the following terms with respect to shares of any series of preferred stock:

    .  the number of shares and designation or title of the shares;

    .  dividend rights;

    .  whether and upon what terms the shares will be redeemable;

    . the rights of the holders upon our dissolution or upon the distribution of our assets;

    . whether and upon what terms the shares will have a purchase, retirement or sinking fund;

    .  whether and upon what terms the shares will be convertible;

    . the voting rights, if any, which will apply; provided, however, that holders of preference stock will not be entitled to more than 1 vote per share; and

    . any other preferences, rights, limitations or restrictions of the series.

If we purchase, redeem or convert shares of preferred stock, we will retire and cancel them and restore them to the status of authorized but unissued shares of preferred stock or preference stock, as the case may be. Those shares will not be part of any particular series of preferred stock and may be reissued by us.

      As described under "Description of Depositary Shares" below, we may elect to offer depositary shares represented by depositary receipts. If we so elect, each depositary share will represent a fractional interest, to be specified in the applicable prospectus supplement, in a share of preferred stock. If we issue depositary shares representing interests in preferred stock, those shares of preferred stock will be deposited with a depositary.

      Under regulations of the Federal Reserve Board, our preferred stock is a voting security at all times for purposes of the Bank Holding Company Act because the holders of our preferred stock are entitled to vote for the election of directors if we do not pay preferred stock dividends. Any holder of more than 25% of a class of our voting securities, or less than 25% if the holder otherwise exercises a "controlling influence" over us, would be regulated as a bank holding company under the Bank Holding Company Act. In addition, an existing bank holding company would need to obtain the Federal Reserve Board's approval before acquiring 5% or more of any class of our voting securities. Separately, under the Change in Bank Control Act of 1978, any "person," including an individual or company other than a bank holding company, may need to obtain the Federal Reserve Board's approval before acquiring 10% or more of any class of our voting securities. All series of our preferred stock are considered a single "class of voting shares" under the Bank Holding Company Act because they generally vote together on all matters as described below under "--Voting Rights."

      The preferred stock will have the dividend, liquidation, redemption, voting and conversion rights described in this section unless the applicable prospectus supplement provides otherwise. You should read the prospectus supplement relating to the particular series of the preferred stock it offers for specific terms, including:

    . the title, stated value and liquidation preference of the preferred stock and the number of shares offered;

    . the initial public offering price at which we will issue the preferred stock;

    . the dividend rate or rates, or method of calculation of dividends, the dividend periods, the dates on which dividends will be payable and whether the dividends will be cumulative or noncumulative and, if cumulative, the dates from which the dividends will start to cumulate;

    .  any redemption or sinking fund provisions;

    .  any conversion provisions;

    . whether we have elected to offer depositary shares as described under "Description of Depositary Shares" below; and

    . any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

      When we issue shares of preferred stock, they will be fully paid and nonassessable. This means you will have paid the full purchase price for your shares of preferred stock and you will not be assessed any additional amount for your stock. Unless the applicable prospectus supplement specifies otherwise:

    . each series of preferred stock will rank equally in all respects with the outstanding shares of preferred stock and each other series of preferred stock offered under this prospectus;

    . each series of preferred stock will rank senior to our series C junior participating preferred stock described below under the heading "Description of Common Stock--Rights Agreement";

    . the preferred stock will have no preemptive rights to subscribe for any additional securities which we may issue in the future, which means that the holders of shares of preferred stock will have no right, as holders of shares of preferred stock, to buy any portion of those issued securities; and

    . Norwest Bank Minnesota, N.A. will be the transfer agent and registrar for the preferred stock and any depositary shares.

DIVIDENDS

      The holders of the preferred stock of each series will be entitled to receive cash dividends, if declared by our board of directors or its duly authorized committee, out of our assets that we can legally use to pay dividends. The applicable prospectus supplement relating to a particular series of preferred stock will describe the dividend rates and dates on which dividends will be payable. The rates may be fixed or variable or both. If the dividend rate is variable, the applicable prospectus supplement will describe the formula used to determine the dividend rate for each dividend period. We will pay dividends to the holders of record as they appear on our stock books on the record dates fixed by our board of directors or its duly authorized committee.

      We are incorporated in Delaware, and are governed by the Delaware General Corporation Law. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law, or, if there is no surplus, out of net profits for the fiscal year in which the dividend was declared and for the preceding fiscal year. However, under Delaware law, we cannot pay dividends out of net profits if, after we pay the dividend, our capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of our assets.

      The applicable prospectus supplement will also state whether the dividends on any series of the preferred stock are cumulative or noncumulative. If our board of directors does not declare a dividend payable on a dividend payment date on any noncumulative series of preferred stock, then the holders of that series will not be entitled to receive a dividend for that dividend period and we will not be obligated to pay the dividend for that dividend period even if our board declares a dividend on that series payable in the future.

      Our board will not declare and pay a dividend on any of our stock ranking, as to dividends, equal with or junior to the preferred stock unless full dividends on the preferred stock have been declared and paid, or declared and sufficient money is set aside for payment. Until full dividends are paid, or declared and payment is set aside, on all preferred stock ranking equal as to dividends, then:

    . we will declare any dividends pro rata among the shares of preferred stock of each series offered under this prospectus and any other series of preferred stock ranking equal to such series of preferred stock offered under this prospectus as to dividends, which means that the dividends we declare per share on each series of such preferred stock will bear the same relationship to each other that the full accrued dividends per share on each such series of the preferred stock bear to each other;

    . other than the above-described pro rata dividends, we will not declare or pay any dividends or declare or make any distributions upon any security ranking junior to or equal with the preferred stock offered under this prospectus as to dividends or upon liquidation, except dividends or distributions paid for with securities ranking junior to the preferred stock as to dividends and upon liquidation; and

    . we will not redeem, purchase or otherwise acquire, or set aside money for a sinking fund for, any securities ranking junior to or equal with the preferred stock offered under this prospectus as to dividends or upon liquidation, except by conversion into or exchange for stock junior to the preferred stock as to dividends and upon liquidation.

We will not owe any interest, or any money in lieu of interest, on any dividend payment(s) on any series of the preferred stock which may be past due.

REDEMPTION

      We may redeem all or part of a series of the preferred stock and that series may be subject to mandatory redemption under a sinking fund or otherwise, as described in the applicable prospectus supplement. Redeemed shares of preferred stock will become authorized but unissued shares of preferred stock or preference stock, as the case may be, that we may issue in the future.

      If a series of the preferred stock is subject to mandatory redemption, the applicable prospectus supplement will specify the number of shares that we will redeem each year and the redemption price. If shares of preferred stock are redeemed, we will pay all accrued and unpaid dividends on those shares to, but excluding, the redemption date. The prospectus supplement will also specify whether the redemption price will be paid in cash or other property. If we are only permitted to pay the redemption price for a series of preferred stock from the proceeds of a capital stock issuance, and the proceeds from the issuance are insufficient or no such issuance has occurred, then the terms of that series may provide that the preferred stock will automatically and mandatorily be converted into that capital stock.

      If fewer than all of the outstanding shares of any series of the preferred stock are to be redeemed, our board of directors will determine the number of shares to be redeemed. We will redeem the shares pro rata from the holders of record in proportion to the number of shares held by them, with adjustments to avoid redemption of fractional shares.

      Even though the terms of a series of preferred stock may permit redemption of all or a part of the preferred stock, if any dividends, including accumulated dividends, on that series are past due:

    . we will not redeem any preferred stock of that series unless we simultaneously redeem all outstanding preferred stock of that series; and

    . we will not purchase or otherwise acquire any preferred stock of that series.

The prohibition discussed in the prior sentence will not prohibit us from purchasing or acquiring preferred stock of that series under a purchase or exchange offer if we make the offer on the same terms to all holders of that series.

      Unless the applicable prospectus supplement specifies otherwise, we will give notice of a redemption by mailing a notice to each record holder of the shares to be redeemed, between 30 to 60 days prior to the date fixed for redemption, unless we issue depositary shares representing interests in shares of preferred stock, in which case we will send a notice to the depositary between 40 to 70 days prior to the date fixed for redemption. We will mail the notices to the holders' addresses as they appear on our stock records. Each notice will state:

    .  the redemption date;

    . the number of shares and the series of the preferred stock to be redeemed;

    .  the redemption price;

    . the place or places where holders can surrender the certificates for the preferred stock for payment of the redemption price;

    . that dividends on the shares to be redeemed will cease to accrue on the redemption date; and

    .  the date when the holders' conversion rights, if any, will terminate.

If we redeem fewer than all shares of any series of the preferred stock held by any holder, we will also specify the number of shares to be redeemed from the holder in the notice.

      If we have given notice of the redemption and have provided the funds for the payment of the redemption price, then beginning on the redemption date:

    . the dividends on the preferred stock called for redemption will no longer accrue;

    .  those shares will no longer be considered outstanding; and

    . the holders will no longer have any rights as stockholders except to receive the redemption price.

When the holder properly surrenders the redeemed shares, the redemption price will be paid out of the funds provided by us. If we redeem fewer than all of the shares represented by any certificate, we will issue a new certificate representing the unredeemed shares without cost to the holder.

      If a redemption described above is deemed to be a "tender offer" within the meaning of Rule 14e-1 under the Exchange Act, we will comply with all applicable provisions of the Exchange Act.

CONVERSION OR EXCHANGE

      The applicable prospectus supplement relating to a series of convertible preferred stock will describe the terms on which shares of that series are convertible into shares of common stock or a different series of preferred stock or exchangeable for debt securities.

RIGHTS UPON LIQUIDATION

      Unless the applicable prospectus states otherwise, if we voluntarily or involuntarily liquidate, dissolve or wind up our business, the holders of shares of each series of the preferred stock offered under this prospectus and any preferred stock ranking equal to the preferred stock offered under this prospectus will be entitled to receive:

    . liquidation distributions in the amount stated in the applicable prospectus supplement; and

    .  all accrued and unpaid dividends, whether or not earned or declared.

We will pay these amounts to the holders of shares of each series of the preferred stock, and all amounts owing on any preferred stock ranking equally with such series of preferred stock as to distributions upon liquidation, out of our assets available for distribution to stockholders before any distribution is made to holders of any securities ranking junior to the series of preferred stock upon liquidation.

      The sale of all or substantially all of our property and assets, our merger into or consolidation with any other corporation or the merger of any other corporation into us will not be considered a dissolution, liquidation or winding up of our business.

      We will make pro rata distributions to the holders of a series of preferred stock and any other shares of our stock ranking equal to that series of preferred stock as to distributions upon dissolution, liquidation or winding up of our business if

    . we voluntarily or involuntarily liquidate, dissolve or wind up our business, and

    . we do not have enough assets available for distribution to the holders of such series of preferred stock and any other shares of our stock ranking equal with such series as to any such distribution to pay all amounts to which the holders are entitled.

This means the distributions we pay to the holders of all shares ranking equal as to distributions upon dissolution, liquidation or winding up of our business will bear the same relationship to each other that the full distributable amounts for which those holders are respectively entitled upon dissolution, liquidation or winding up of our business bear to each other.

      After we pay the full amount of the liquidation distribution to which the holders of a series of the preferred stock are entitled, those holders will have no right or claim to any of our remaining assets.

VOTING RIGHTS

      Except as described in this section or in the applicable prospectus supplement, or except as expressly required by applicable law, the holders of the preferred stock will not be entitled to vote. If the holders of a series of preferred stock are entitled to vote and the applicable prospectus supplement does not state otherwise, then each share of preferred stock will have one vote; provided, however, that under no circumstances will the holders of preference stock have more than one vote per share. As more fully described under "Description of Depositary Shares" below, if we issue depositary shares representing fractional interests in a share of preferred stock, the holders of each depositary share will be entitled to a fraction of a vote.

      For any series of preferred stock having one vote per share, the voting power of the series, on matters on which holders of that series and holders of any other series of preferred stock are entitled to vote as a single class, will solely depend on the total number of shares in that series and not the aggregate liquidation preference or initial offering price.

      If we have not paid dividends on any series of preferred stock offered under this prospectus for more than 540 days, the holders of that series, together with the holders of outstanding shares of all other series of preferred stock ranking equally to that series as to distribution upon liquidation and having similar voting rights which are then exercisable, will be entitled to vote for the election of two additional directors at the next annual meeting of our stockholders. If the holders of a series of preferred stock are entitled to elect two additional directors, then each share of preferred stock will have one vote. In such case, the size of our board of directors will increase by two directors. After we pay the full amount of dividends to which the holders of the series of preferred stock are entitled, those holders will no longer have a vote for the election of two additional directors.

      Unless we receive the consent of the holders of an outstanding series of preferred stock and the outstanding shares of all other series of preferred stock which

    . rank equal with that series either as to dividends or the distribution of assets upon liquidation, dissolution or winding up of our business, and

    . have voting rights that are exercisable and that are similar to those of that series, we will not:

      . authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking prior to that outstanding preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of our business; or
      . amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of our restated certificate of incorporation, as amended, or of the resolutions contained in a certificate of designation creating that series of the preferred stock in a way that materially and adversely affects any right, preference, privilege or voting power of that outstanding preferred stock.

This consent must be given by the holders of at least two-thirds of all outstanding preferred stock described in the preceding sentence, voting together as a single class. However, we will not be required to obtain this consent with respect to any amendment, alteration or repeal affecting the rights, preferences, privileges or voting powers of preferred stock of the type described above, if we only:

    .  increase the amount of the authorized preferred stock;

    .  create and issue another series of preferred stock; or

    . increase the amount of authorized shares of any series of preferred stock;

so long as that preferred stock in each case ranks equal with or junior to the shares of preferred stock offered under this prospectus with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of our business.

      The holders of our tracking preferred stock, ESOP preferred stock, 1995 ESOP preferred stock, 1996 ESOP preferred stock, 1997 ESOP preferred stock, 1998 ESOP preferred stock, 1999

ESOP preferred stock, series B preferred stock and series H preferred stock described below under "--Outstanding Preferred Stock" have voting rights similar to those described in this section.

OUTSTANDING PREFERRED STOCK

      Unless we specify otherwise in the applicable prospectus supplement, the preferred stock offered by this prospectus will rank equally in all respects with our outstanding preferred stock. Our common stock, including the common stock that may be issued upon conversion of preferred stock or in exchange for, or upon conversion of, debt securities or upon exercise of securities warrants, will be subject to any prior rights of the preferred stock then outstanding. Therefore, the rights of the outstanding preferred stock described below and any preferred stock that may be issued after the date hereof, may limit the rights of the holders of the common stock. At March 31, 1999, we had outstanding:

    . 980,000 shares of cumulative tracking preferred stock, which we refer to as our tracking preferred stock, of which 25,000 shares are held by one of our subsidiaries;

    . 9,661 shares of ESOP cumulative convertible preferred stock, which we refer to as our ESOP preferred stock;

    . 20,016 shares of 1995 ESOP cumulative convertible preferred stock, which we refer to as our 1995 ESOP preferred stock;

    . 21,466 shares of 1996 ESOP cumulative convertible preferred stock, which we refer to as our 1996 ESOP preferred stock;

    . 18,810 shares of 1997 ESOP cumulative convertible preferred stock, which we refer to as our 1997 ESOP preferred stock;

    . 8,740 shares of 1998 ESOP cumulative convertible preferred stock, which we refer to as our 1998 ESOP preferred stock;

    . 58,787 shares of 1999 ESOP cumulative convertible preferred stock, which we refer to as our 1999 ESOP preferred stock;

    . 1,500,000 shares of adjustable rate cumulative preferred stock, series B, which we refer to as our series B preferred stock; and

    . 4,000,000 shares of fixed/adjustable rate noncumulative preferred stock, series H, which we refer to as our series H preferred stock.

      TRACKING PREFERRED STOCK. The tracking preferred stock has a stated value of $200.00 per share. The holders of the tracking preferred stock are also collectively the assignees of our entire beneficial ownership interest in the Class A preferred limited liability company interests, which we refer to as the "Class A Preferred Securities," of Residential Home Mortgage, L.L.C.

      The tracking preferred stock provides for per share cumulative annual cash dividends in an amount equal to the product of the Dividend Rate, as defined in the certificate of designations for the tracking preferred stock, and $200.00. These dividends are payable quarterly. The Dividend Rate is currently 9.3% and will be reset on January 1, 2000 and on January 1 of each fifth year thereafter as described in the certificate of designations for the tracking preferred stock. The tracking preferred stock also provides for additional cash distributions that are based upon the results of operations of Residential Home Mortgage, payable on December 31, 1999 and on December 31 of each fifth year thereafter. The terms of the tracking preferred stock provide that the amount of certain dividends distributed or distributions paid to the holders of tracking preferred stock as assignees of our interest in the Class A Preferred Securities of Residential Home Mortgage will reduce dollar for dollar, respectively, the dividends and distributions to which the holders of the tracking preferred stock would otherwise be entitled under the terms of the certificate of designations for the tracking preferred stock.

      The tracking preferred stock is subject to redemption, in whole or in part, at our option, at a per share price equal to the greater of:

    . $200.00 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption; and

    . the Fair Market Value of a Per Share Tracking Interest in Residential Home Mortgage, as defined in the certificate of designations for the tracking preferred stock.

Subject to exceptions set forth in the certificate of designations for the tracking preferred stock, the tracking preferred stock is not subject to redemption prior to December 31, 1999. Any redemption payments received by a holder of tracking preferred stock as an assignee of our interest in Class A Preferred Securities of Residential Home Mortgage will reduce dollar for dollar the amount of redemption payments to which the holders of tracking preferred stock would otherwise be entitled under the terms of the certificate of designations for the tracking preferred stock.

      In the event of our voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of tracking preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to the holders of common stock, a per share amount equal to the greater of:

    . $200.00 per share, plus accrued and unpaid dividends to the date of final distribution, and

    . the Fair Market Value of a Per Share Tracking Interest in Residential Home Mortgage, as defined in the certificate of designations for our tracking preferred stock.

Any liquidation payments received by a holder of tracking preferred stock as an assignee of our interest in Class A Preferred Securities of Residential Home Mortgage will reduce dollar for dollar the amount to which the holders of the tracking preferred stock would otherwise be entitled pursuant to the terms of the certificate of designations for our tracking preferred stock, provided that no reduction shall result from a payment made prior to December 31, 1999 in connection with the voluntary dissolution of Residential Home Mortgage.

      Except as required by law, the holders of tracking preferred stock are not entitled to vote, except under the limited circumstances described above under "--Voting Rights". The tracking preferred stock does not have preemptive rights and is not subject to any sinking fund, and we are not otherwise obligated to repurchase or redeem the tracking preferred stock.

      ESOP PREFERRED STOCK. The ESOP preferred stock has a stated value of $1,000.00 per share. The ESOP preferred stock provides for cumulative quarterly dividends at the annual rate of 9% calculated as a percentage of stated value. All outstanding shares of ESOP preferred stock are held of record by a trustee acting on behalf of the Norwest Corporation Savings Investment Plan and Master

Savings Trust, or any successor to that plan, which we refer to as the Savings Investment Plan in this prospectus. The ESOP preferred stock is subject to redemption, in whole or in part, at our option, at a price equal to the higher of:

    . $1,000.00 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption; and

    . the Fair Market Value per share of ESOP preferred stock, as that term is used in the certificate of designations for the ESOP preferred stock, on the date fixed for redemption.

      The ESOP preferred stock is mandatorily convertible, without any further action on our part or on the part of the holder, into common stock at the then-applicable Conversion Price, as defined in the certificate of designations for the ESOP preferred stock, when:

    . the ESOP preferred stock is released from the unallocated reserve of the Savings Investment Plan in accordance with the terms of that Plan; or

    . when record ownership of the shares of ESOP preferred stock is transferred to any person other than a successor trustee under the Savings Investment Plan.

In addition, a holder of ESOP preferred stock is entitled, at any time before the date fixed for redemption, to convert shares of ESOP preferred stock held by that holder into shares of common stock at the then-applicable Conversion Price.

      In the event of our voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of ESOP preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of common stock, $1,000.00 per share, plus accrued and unpaid dividends.

      Except as required by law, the holders of ESOP preferred stock are not entitled to vote, except under the limited circumstances described above under "--Voting Rights". The ESOP preferred stock does not have preemptive rights and is not subject to any sinking fund and we are not otherwise obligated to repurchase or redeem the ESOP preferred stock.

      1995 ESOP PREFERRED STOCK. The 1995 ESOP preferred stock has a stated value of $1,000.00 per share. The 1995 ESOP preferred stock provides for cumulative quarterly dividends at the annual rate of 10% calculated as a percentage of stated value. All outstanding shares of 1995 ESOP preferred stock are held of record by a trustee acting on behalf of the Savings Investment Plan. The 1995 ESOP preferred stock is subject to redemption, in whole or in part, at our option, at a price equal to the higher of:

    . $1,000.00 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption; and

    . the Fair Market Value per share of 1995 ESOP preferred stock, as that term is used in the certificate of designations for the 1995 ESOP preferred stock, on the date fixed for redemption.

      The 1995 ESOP preferred stock is mandatorily convertible, without any further action on our part or on the part of the holder, into common stock at the then-applicable Conversion Price, as that term is used in the certificate of designations for our 1995 ESOP preferred stock, when:

    . the 1995 ESOP preferred stock is released from the unallocated reserve of the Savings Investment Plan in accordance with the terms of that Plan; or

    . when a record ownership of the shares of 1995 ESOP preferred stock is transferred to any person other than a successor trustee under the Savings Investment Plan.

In addition, a holder of 1995 ESOP preferred stock is entitled, at any time before the date fixed for redemption, to convert shares of 1995 ESOP preferred stock held by that holder into shares of common stock at the then-applicable Conversion Price.

      In the event of our voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of 1995 ESOP preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of common stock, $1,000.00 per share, plus accrued and unpaid dividends.

      Except as required by law, the holders of 1995 ESOP preferred stock are not entitled to vote, except under the limited circumstances described above under "--Voting Rights". The 1995 ESOP preferred stock does not have preemptive rights and is not subject to any sinking fund and we are not otherwise obligated to repurchase or redeem the 1995 ESOP preferred stock.

      1996 ESOP PREFERRED STOCK. The 1996 ESOP preferred stock has a stated value of $1,000.00 per share. The 1996 ESOP preferred stock provides for cumulative quarterly dividends at the annual rate of $85.00, $90.00 or $95.00 based on the Current Market Price, as that term is used in the certificate of designations for the 1996 ESOP preferred stock, of one share of common stock as of a fixed trading date. All outstanding shares of 1996 ESOP preferred stock are held of record by a trustee acting on behalf of the Savings Investment Plan. The 1996 ESOP preferred stock is subject to redemption, in whole or in part, at our option, at a price equal to the higher of:

    . $1,000.00 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption; and

    . the Fair Market Value per share of 1996 ESOP preferred stock, as that term is used in the certificate of designations for the 1996 ESOP preferred stock, on the date fixed for redemption.

      The 1996 ESOP preferred stock is mandatorily convertible, without any further action on our part or on the part of the holder, into common stock at the applicable Conversion Price, as that term is used in the certificate of designations for the 1996 ESOP preferred stock, when:

    . the 1996 ESOP preferred stock is released from the unallocated reserve of the Savings Investment Plan in accordance with the terms of that Plan; or

    . when record ownership of the shares of 1996 ESOP preferred stock is transferred to any person other than a successor trustee under the Savings Investment Plan.

In addition, a holder of 1996 ESOP preferred stock is entitled, at any time before the date fixed for redemption, to convert shares of 1996 ESOP preferred stock held by that holder into shares of common stock at the then-applicable Conversion Price.

      In the event of our voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of 1996 ESOP preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of common stock, $1,000.00 per share, plus accrued and unpaid dividends.

      Except as required by law, the holders of 1996 ESOP preferred stock are not entitled to vote, except under the limited circumstances described above under "--Voting Rights". The 1996 ESOP preferred stock does not have preemptive rights and is not subject to any sinking fund and we are not otherwise obligated to repurchase or redeem the 1996 ESOP preferred stock.

      1997 ESOP PREFERRED STOCK. The 1997 ESOP preferred stock has a stated value of $1,000.00 per share. The 1997 ESOP preferred stock provides for cumulative quarterly dividends at the annual rate of $95.00, $100.00 or $105.00 based on the Current Market Price, as that term is used in the certificate of designations for the 1997 ESOP preferred stock, of one share of common stock as of a fixed trading date. All outstanding shares of 1997 ESOP preferred stock are held of record by a trustee acting on behalf of the Savings Investment Plan. The 1997 ESOP preferred stock is subject to redemption, in whole or in part, at our option, at a price equal to the higher of:

    . $1,000.00 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption; and

    . the Fair Market Value per share of 1997 ESOP preferred stock, as that term is used in the certificate of designations for the 1997 ESOP preferred stock, on the date fixed for redemption.

      The 1997 ESOP preferred stock is mandatorily convertible, without any further action on our part or on the part of the holder, into common stock at the applicable Conversion Price, as that term is used in the certificate of designations for the 1997 ESOP preferred stock, when:

    . the 1997 ESOP preferred stock is released from the unallocated reserve of the Savings Investment Plan in accordance with the terms of that Plan; or

    . when record ownership of the shares of 1997 ESOP preferred stock is transferred to any person other than a successor trustee under the Savings Investment Plan.

In addition, a holder of 1997 ESOP preferred stock is entitled, at any time before the date fixed for redemption, to convert shares of 1997 ESOP preferred stock held by that holder into shares of common stock at the then-applicable Conversion Price.

      In the event of our voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of 1997 ESOP preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of common stock, $1,000.00 per share, plus accrued and unpaid dividends.

      Except as required by law, the holders of 1997 ESOP preferred stock are not entitled to vote, except under the limited circumstances described above under "--Voting Rights". The 1997 ESOP preferred stock does not have preemptive rights and is not subject to any sinking fund and we are not otherwise obligated to repurchase or redeem the 1997 ESOP preferred stock.

      1998 ESOP PREFERRED STOCK. The 1998 ESOP preferred stock has a stated value of $1,000.00 per share. The 1998 ESOP preferred stock provides for cumulative quarterly dividends at the annual rate of $107.50, $112.50 or $117.50 based on the Current Market Price, as that term is used in the certificate of designations for the 1998 ESOP preferred stock, of one share of common stock as of a fixed trading date. All outstanding shares of 1998 ESOP preferred stock are held of record by a trustee acting on behalf of the Savings Investment Plan. The 1998 ESOP preferred stock is subject to redemption, in whole or in part, at our option, at a price equal to the higher of:

    . $1,000.00 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption; and

    . the Fair Market Value per share of 1998 ESOP preferred stock, as that term is used in the certificate of designations for the 1998 ESOP preferred stock, on the date fixed for redemption.

      The 1998 ESOP preferred stock is mandatorily convertible, without any further action on our part or on the part of the holder, into common stock at the applicable Conversion Price, as that term is used in the certificate of designations for the 1998 ESOP preferred stock, when:

    . the 1998 ESOP preferred stock is released from the unallocated reserve of the Savings Investment Plan in accordance with the terms of that Plan; or

    . when record ownership of the shares of 1998 ESOP preferred stock is transferred to any person other than a successor trustee under the Savings Investment Plan.

In addition, a holder of 1998 ESOP preferred stock is entitled, at any time before the date fixed for redemption, to convert shares of 1998 ESOP preferred stock held by that holder into shares of common stock at the then-applicable Conversion Price.

      In the event of our voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of 1998 ESOP preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of common stock, $1,000.00 per share, plus accrued and unpaid dividends.

      Except as required by law, the holders of 1998 ESOP preferred stock are not entitled to vote, except under the limited circumstances described above under "--Voting Rights". The 1998 ESOP preferred stock does not have preemptive rights and is not subject to any sinking fund and we are not otherwise obligated to repurchase or redeem the 1998 ESOP preferred stock.

      1999 ESOP PREFERRED STOCK. The 1999 ESOP preferred stock has a stated value of $1,000.00 per share. The 1999 ESOP preferred stock provides for cumulative quarterly dividends at the annual rate of $103.00, $108.00 or $113.00 based on the Current Market Price, as that term is used in the certificate of designations for the 1999 ESOP preferred stock, of one share of common stock as of a fixed trading date. All outstanding shares of 1999 ESOP preferred stock are held of record by a trustee acting on behalf of the Savings Investment Plan. The 1999 ESOP preferred stock is subject to redemption, in whole or in part, at our option, at a price equal to the higher of:

    . $1,000.00 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption; and

    . the Fair Market Value per share of 1999 ESOP preferred stock, as that term is used in the certificate of designations for the 1999 ESOP preferred stock, on the date fixed for redemption.

      The 1999 ESOP preferred stock is mandatorily convertible, without any further action on our part or on the holder, into common stock at the applicable Conversion Price, as that term is used in the certificate of designations for the 1999 ESOP preferred stock, when:

    . the 1999 ESOP preferred stock is released from the unallocated reserve of the Savings Investment Plan in accordance with the terms of that Plan; or

    . when record ownership of the shares of 1999 ESOP preferred stock is transferred to any person other than a successor trustee under the Savings Investment Plan.

In addition, a holder of 1999 ESOP preferred stock is entitled, at any time before the date fixed for redemption, to convert shares of 1999 ESOP preferred stock held by that holder into shares of common stock at the then-applicable Conversion Price.

      In the event of our voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of 1999 ESOP preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of common stock, $1,000.00 per share, plus accrued and unpaid dividends.

      Except as required by law, the holders of 1999 ESOP preferred stock are not entitled to vote, except under the limited circumstances described above under "--Voting Rights". The 1999 ESOP preferred stock does not have preemptive rights and is not subject to any sinking fund and we are not otherwise obligated to repurchase or redeem the 1999 ESOP preferred stock.

      SERIES B PREFERRED STOCK. The series B preferred stock provides for quarterly cumulative dividends. Each quarterly dividend payment equals $50.00 multiplied by the dividend rate for that dividend period, divided by four. The dividend rate for a given dividend payment is equal to 76% of the highest of:

    .  the three-month Treasury Bill Rate;

    .  the Ten Year Constant Maturity Rate; or

    . the Twenty Year Constant Maturity Rate, as each term is used in the certificate of designations for the series B preferred stock.

      In no event, however, will the dividend rate be less than 5.5% on an annual basis or greater than 10.5% on an annual basis. The series B preferred stock is subject to redemption, in whole or in part, at our option, at a per share price equal to $50.00, plus accrued and unpaid dividends thereon to the date fixed for redemption.

      In the event of our voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of series B preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to the holders of common stock, a per share amount equal to $50.00, plus accrued and unpaid dividends to the date of final distribution.

      Except as required by law, the holders of series B preferred stock are not entitled to vote, except under the limited circumstances described above under "--Voting Rights". Holders of series B preferred stock have no rights to convert their shares into or exchange their shares for any other shares of our capital stock. The series B preferred stock does not have preemptive rights and is not subject to any sinking fund, and we are not otherwise obligated to repurchase or redeem the series B preferred stock. Our outstanding shares of series B preferred stock are listed on the New York Stock Exchange under the symbol "WFCPRB".

      SERIES H PREFERRED STOCK. The series H preferred stock provides for quarterly noncumulative dividends. The dividend rate for each quarter through October 1, 2001 will be based upon an annual rate of 6.59%, and any quarterly dividend will equal the amount obtained by multiplying $50.00 by the quarterly dividend rate. The quarterly dividend rate through October 1, 2001 equals 1.6475%, or

6.59% divided by four. After October 1, 2001, the dividend rate for each quarter will be based upon an annual rate equal to .44% plus the highest of:

    .  the Treasury Bill Rate;

    .  the Ten Year Constant Maturity Rate; or

    . the Thirty Year Constant Maturity Rate, as each term is used in the certificate of designations for the series H preferred stock.

We may be required to adjust this rate, however, in the case of amendments to the Internal Revenue Code of 1986. In no event will the annual dividend rate after October 1, 2001 be less than 7% or greater than 13%. Any quarterly dividend paid after October 1, 2001 will equal the amount obtained by multiplying $50.00 by the quarterly dividend rate, or the annual dividend rate divided by four.

      Except as set forth below, we may not redeem the series H preferred stock before October 1, 2001. At any time after October 1, 2001, we may redeem the series H preferred stock, in whole or in part, at our option, at a per share price equal to $50.00, plus accrued and unpaid dividends to the date fixed for redemption. Notwithstanding the foregoing, we may redeem all, but not less than all, of the outstanding shares of series H preferred stock at any time at our option if the percentage of dividends received deduction as specified in
Section 243(a)(1) of the Internal Revenue Code of 1986 or any successor provision is equal to or less than 40% and as a result the dividends payable on the series H preferred stock will be adjusted upward as specified in the certificate of designations for the series H preferred stock. In this event, the per share redemption price will initially equal $51.50, plus accrued and unpaid dividends from the immediately preceding dividend payment date, whether or not earned or declared, and the redemption price will decrease each twelve-month period thereafter by $.50 but not below $50.00 plus accrued and unpaid dividends from the immediately preceding dividend payment date, whether or not earned or declared.

      In the event of our voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of series H preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to the holders of common stock, a per share amount equal to $50.00, plus an amount equal to all dividends, whether or not earned or declared, from the immediately preceding dividend payment date to the date of final distribution. Holders of series H preferred stock will not be entitled to receive payment for unpaid dividends for any periods before the immediately preceding dividend payment date.

      Except as required by law, the holders of series H preferred stock are not entitled to vote, except under the limited circumstances described above under "--Voting Rights". Holders of series H preferred stock have no rights to convert their shares into or exchange their shares for any other shares of our capital stock. The series H preferred stock does not have preemptive rights and is not subject to any sinking fund and we are not otherwise obligated to repurchase or redeem the series H preferred stock.

                        DESCRIPTION OF DEPOSITARY SHARES

      This section describes the general terms and provisions of the depositary shares. The prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

      We have summarized the material terms and provisions of the deposit agreement, the depositary shares and the depositary receipts in this section. We have also filed the form of deposit agreement, including the form of depositary receipt, as an exhibit to the registration statement. You should read the forms of deposit agreement and depositary receipt relating to a series of preferred stock for additional information before you buy any depositary shares that represent preferred stock of that series.

GENERAL

      We may offer fractional interests in preferred stock, rather than full shares of preferred stock. If we do, we will provide for the issuance by a depositary to the public of receipts for depositary shares, each of which will represent a fractional interest in a share of a particular series of preferred stock.

      The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million, which we refer to in this prospectus as the depositary. We will name the depositary in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying the depositary share. Those rights include any dividend, voting, redemption, conversion and liquidation rights.

      The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase fractional interests in shares of the related series of preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement. While the final depositary receipts are being prepared, we may order the depositary to issue temporary depositary receipts substantially identical to the final depositary receipts although not in final form. The holders of the temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. Holders of the temporary depositary receipts can exchange them for the final depositary receipts at our expense.

      Unless we specify otherwise in the applicable prospectus supplement, you will not be entitled to receive the whole shares of preferred stock underlying the depositary shares.

DIVIDENDS AND OTHER DISTRIBUTIONS

      The depositary will distribute all cash dividends or other cash distributions received with respect to the preferred stock to the record holders of depositary shares representing the shares of preferred stock in proportion to the numbers of depositary shares owned by the holders on the relevant record date. The depositary will not distribute amounts less than one cent. The depositary will distribute any balance with the next sum received for distribution to record holders of depositary shares.

      If there is a distribution other than in cash, the depositary will distribute property to the holders of depositary shares, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of depositary shares.

      The deposit agreement will also contain provisions relating to how any subscription or similar rights offered by us to holders of the preferred stock will be made available to the holders of depositary shares.

CONVERSION AND EXCHANGE

      If any series of preferred stock underlying the depositary shares is subject to conversion or exchange, the applicable prospectus supplement will describe the rights or obligations of each record holder of depositary receipts to convert or exchange the depositary shares.

REDEMPTION OF DEPOSITARY SHARES

      If the series of the preferred stock underlying the depositary shares is subject to redemption, all or a part of the depositary shares will be redeemed from the redemption proceeds of that series of the preferred stock held by the depositary. The depositary will mail notice of redemption between 30 to 60 days prior to the date fixed for redemption to the record holders of the depositary shares to be redeemed at their addresses appearing in the depositary's records. The redemption price per depositary share will bear the same relationship to the redemption price per share of preferred stock that the depositary share bears to the underlying preferred stock. Whenever we redeem preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the depositary.

      After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will cease, except the right to receive money or other property that the holders of the depositary shares were entitled to receive upon the redemption. Payments will be made when holders surrender their depositary receipts to the depositary.

VOTING THE PREFERRED STOCK

      When the depositary receives notice of any meeting at which the holders of the preferred stock may vote, the depositary will mail information about the meeting contained in the notice, and any accompanying proxy materials, to the record holders of the depositary shares relating to the preferred stock. Each record holder of such depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to how the preferred stock underlying the holder's depositary shares should be voted.

      The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions received. We will agree to take all action requested by and deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in that manner. The depositary will not vote any preferred stock for which it does not receive specific instructions from the holders of the depositary shares relating to such preferred stock.

TAXATION

      Owners of depositary shares will be treated for federal income tax purposes as if they were owners of the preferred stock represented by the depositary shares. Accordingly, for federal income tax purposes they will have the income and deductions to which they would be entitled if they were holders of the preferred stock. In addition:

    . no gain or loss will be recognized for federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares as provided in the deposit agreement;

    . the tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon the exchange, be the same as the aggregate tax basis of the depositary shares exchanged for such preferred stock; and

    . the holding period for the preferred stock, in the hands of an exchanging owner of depositary shares who held the depositary shares as a capital asset at the time of the exchange, will include the period that the owner held the depositary shares.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

      The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary at any time. However, any amendment that materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless approved by the record holders of at least a majority of the depositary shares then-outstanding. A deposit agreement may be terminated by us or the depositary only if:

    . all outstanding depositary shares relating to the deposit agreement have been redeemed; or

    . there has been a final distribution on the preferred stock of the relevant series in connection with our liquidation, dissolution or winding up of our business and the distribution has been distributed to the holders of the related depositary shares.

CHARGES OF DEPOSITARY

      We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay associated charges of the depositary for the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges that are stated to be their responsibility in the deposit agreement.

MISCELLANEOUS

      We will forward to the depositary, for distribution to the holders of depositary shares, all reports and communications that we must furnish to the holders of the preferred stock.

      Neither the depositary nor we will be liable if the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and the depositary's obligations under the deposit agreement will be limited to performance in good faith of duties set forth in the deposit agreement. Neither the depositary nor we will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless satisfactory indemnity is furnished to us and/or the depositary. We and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

RESIGNATION AND REMOVAL OF DEPOSITARY

      The depositary may resign at any time by delivering notice to us. We may also remove the depositary at any time. Resignations or removals will take effect when a successor depositary is appointed and it accepts the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

                          DESCRIPTION OF COMMON STOCK

      This section describes the general terms and provisions of the shares of our common stock. The prospectus supplement will describe the specific terms of the common stock offered through that prospectus supplement and any general terms outlined in this section that will not apply to that common stock.

      We have summarized the material terms and provisions of the common stock in this section. We have also filed our restated certificate of incorporation, as amended, our bylaws and the certificate of designation relating to our series C junior participating preferred stock, referred to in this prospectus as our series C preferred stock, as exhibits to the registration statement. You should read our restated certificate of incorporation, as amended, and our bylaws and the certificate of designation relating to the series C preferred stock for additional information before you buy any securities which may be exercised or exchangeable for or converted into common stock.

GENERAL

      SHARES OUTSTANDING. As of March 31, 1999, our authorized common stock was 4,000,000,000 shares. From these authorized shares, we had issued 1,666,095,285 shares, of which 1,652,616,366 shares were outstanding and 13,478,919 shares were held as treasury shares.

      DIVIDENDS. Holders of common stock may receive dividends when declared by our board of directors out of our funds that we can legally use to pay dividends. We may pay dividends in cash, stock or other property. In certain cases, holders of common stock may not receive dividends until we have satisfied our obligations to any holders of outstanding preferred stock. Other restrictions on our ability to pay dividends are described below under "-- Dividend Restrictions" and above under "Description of Preferred Stock-- Outstanding Preferred Stock."

      VOTING RIGHTS. Holders of common stock have the exclusive power to vote on all matters presented to our stockholders unless Delaware law or the certificate of designation for an outstanding series of preferred stock gives the holders of that preferred stock the right to vote on certain matters. Each holder of common stock is entitled to one vote per share. Holders of common stock have no cumulative voting rights for the election of directors. This means a holder of a single share of common stock cannot cast more than one vote for each position to be filled on our board of directors.

      OTHER RIGHTS. If we voluntarily or involuntarily liquidate, dissolve or wind up our business, holders of common stock will receive pro rata, according to shares held by them, any of our remaining assets available for distribution to stockholders after we have provided for payment of all debts and other liabilities, including any liquidation preference for outstanding shares of preferred stock. When we issue securities in the future, holders of common stock have no preemptive rights. This means the holders of common stock have no right, as holders of common stock, to buy any portion of those issued securities. Each share of common stock includes a right to purchase series C preferred stock if certain conditions occur. The conditions under which a holder may exercise that purchase right are discussed below under the heading "--Rights Agreement".

      LISTING. Our outstanding shares of common stock are listed on the New York Stock Exchange and Chicago Stock Exchange under the symbol "WFC." Norwest Bank Minnesota, N.A. serves as the transfer agent and registrar for the common stock.

      FULLY PAID. The outstanding shares of common stock are fully paid and nonassessable. This means the full purchase price for the outstanding shares of common stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional common stock that we may issue in the future upon the conversion or exercise of other securities offered under this prospectus will also be fully paid and nonassessable.

RESTRICTIONS ON PAYMENT OF DIVIDENDS

      We are incorporated in Delaware and are governed by the Delaware General Corporation Law. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law, or, if there is no surplus, out of net profits for the fiscal year in which the dividend was declared and for the preceding fiscal year. However, under Delaware law, we cannot pay dividends out of net profits if, after we pay the dividend, our capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of our assets.

ANTI-TAKEOVER PROVISIONS CONTAINED IN THE CERTIFICATE OF INCORPORATION AND
BYLAWS

      Certain provisions of our restated certificate of incorporation, as amended, may make it less likely that our management would be changed or someone would acquire voting control of our company without our board's consent. These provisions may delay, deter or prevent tender offers or takeover attempts that stockholders may believe are in their best interests, including tender offers or attempts that might allow stockholders to receive premiums over the market price of their common stock.

      PREFERRED STOCK. Our board of directors can at any time, under our restated certificate of incorporation, as amended, and without stockholder approval, issue one or more new series of preferred stock. In some cases, the issuance of preferred stock without stockholder approval could discourage or make more difficult attempts to take control of our company through a merger, tender offer, proxy contest or otherwise. Preferred stock with special voting rights or other features issued to persons favoring our management could stop a takeover by preventing the person trying to take control of our company from acquiring enough voting shares necessary to take control.

      NOMINATION PROCEDURES. In addition to our board of directors, stockholders can nominate candidates for our board of directors. However, a stockholder must follow the advance notice procedures described in Section 16 of our bylaws. In general, a stockholder must submit a written notice of the nomination to our corporate secretary at least 30 but not more than 60 days before a scheduled meeting of our stockholders.

      PROPOSAL PROCEDURES. Stockholders can propose that business other than nominations to our board of directors be considered at an annual meeting of stockholders only if a stockholder follows the advance notice procedures described in our bylaws. In general, a stockholder must submit a written notice of the proposal and the stockholder's interest in the proposal to our corporate secretary at least 90 but not more than 120 days before the date set for the annual meeting of our stockholders.

      AMENDMENT OF BYLAWS. Under our bylaws, our board of directors can adopt, amend or repeal the bylaws, subject to limitations under the Delaware General Corporation Law. Our stockholders also have the power to change or repeal our bylaws.

RIGHTS AGREEMENT

      Each share of our common stock, including those that may be issued upon the conversion or exercise of other securities offered under this prospectus, carries with it one preferred share purchase right, referred to in this prospectus as a "Right." If the Rights become exercisable, each Right entitles the registered holder to purchase one one-thousandth of a share of the series C preferred stock, subject to a proportionate decrease in the fractional number of shares of series C preferred stock that may be purchased if a stock split, stock dividend or similar transaction occurs with respect to the common stock and a proportionate increase in the event of a reverse stock split. Until a Right is exercised, the holder of the Right has no right to vote or receive dividends or any other rights as a stockholder as a result of holding the Right. The description and terms of the Rights are described in the Rights Agreement, dated as of October 21, 1998, between us and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, that has been filed with the SEC as an exhibit to the registration statement.

      The Rights trade automatically with shares of common stock. A holder of common stock may exercise the Rights only under the circumstances described below. The Rights will generally cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors. The Rights should not interfere with any merger or other business combination that our board of directors approves since we may redeem the Rights before a person or group acquires 15% or more of the outstanding shares of our common stock. The Rights may, but are not intended to, deter takeover proposals that may be in the interests of our stockholders.

      Shares of series C preferred stock will rank junior to all other series of our preferred stock, including the preferred stock offered under this prospectus, if our board, in creating such preferred stock, provides that they will rank senior to our series C preferred stock. If our stockholders purchase series C preferred stock, we cannot repurchase that stock from stockholders who do not want to resell it. Subject to the rights of our senior securities, a holder of the series C preferred stock will be entitled, for each share owned, to:

    .  a quarterly dividend payment equal to the greater of

      .  $10.00 per share, or
      . 1,000 times the aggregate of all dividends declared per share of common stock,

       before any amounts are distributed to holders of common stock or any other capital stock ranking junior to the series C preferred stock either as to dividends or upon our liquidation, dissolution or winding up of our business, so that if the dividend is not paid on the series C preferred stock in one or more quarters, no dividend may be paid on common stock or such other junior capital stock until all previously unpaid dividends on series C preferred stock have been paid;

    .  a liquidation payment equal to the greater of

      . $1,000 per share plus all accrued and unpaid dividends, or . 1,000 times the payment made per share of common stock, if we liquidate our company,

       before any amounts are distributed to holders of common stock or any other capital stock ranking junior to the series C preferred stock either as to dividends or upon our liquidation, dissolution or winding up of our business;

    . receive 1,000 times the amount received per share of common stock in the event of any merger, consolidation, statutory share exchange or other similar transaction; and

    . 1,000 votes per share and will vote together with the common stock unless applicable law requires otherwise.

These rights of the series C preferred stock are protected by customary antidilution provisions which automatically increase dividend, liquidation, merger and voting rights in proportion to increases in common stock resulting from stock dividends, stock splits and similar transactions. These rights are proportionately decreased in the event of decreases in common stock resulting from reverse stock splits and similar transactions.

      The purchase price for each one one-thousandth of a share of series C preferred stock is $160. We must adjust the purchase price if certain events occur, such as:

    . if we pay stock dividends on the series C preferred stock or split the series C preferred stock;

    .  if we declare a reverse stock split on the series C preferred stock;
       or

    . if we issue any shares of capital stock in a reclassification of the series C preferred stock to holders of series C preferred stock.

We are not required to adjust the purchase price, however, until cumulative adjustments equal or exceed 1% of the purchase price.

      Holders may exercise their Rights only following a distribution date. A distribution date will occur on the earlier of:

    . 10 days after a public announcement that a person or group acquired 15% or more of the outstanding shares of common stock; or

    . 10 business days after a person or group makes or announces an offer to purchase common stock, which, if successful, would result in the acquisition of 15% or more of the outstanding shares of common stock.

      The Rights have additional features that will be triggered upon the occurrence of specified events, including:

    . if a person or group acquires 15% or more of the outstanding shares of common stock, holders of the Rights, other than such person or group whose Rights will have become void, may purchase our common stock, instead of our Series C preferred stock, at 50% of the market value of the purchased common stock;

    . if a person or group acquires 15% or more of the outstanding shares of common stock, our board of directors may, at any time before the person or group acquires 50% or more of the outstanding shares of common stock, exchange all or part of the Rights, other than Rights held or previously held by the 15% or greater stockholder, for common stock or equivalent securities at an exchange ratio per Right equal to the exercise price of a Right divided by the current per share market price of the common stock, subject to adjustment; and

    . if our company is involved in certain business combinations or the sale of 50% or more of our assets or earning power after a person or group acquires 15% or more of our outstanding common stock, the holders of the Rights, other than such person or group whose Rights will have become void, may purchase common stock of the acquiror or an affiliated company at 50% of market value.

      Any time before a person or group acquires 15% or more of the outstanding shares of common stock, our board of directors may redeem all of the Rights at a price of $.01 per Right, subject to adjustment for stock dividends, stock splits and similar transactions. Our board of directors in its sole discretion may establish the effective time, basis and conditions of the redemption. Immediately upon redemption of the Rights, the holder can no longer exercise the Rights and can only receive the redemption price described above.

      The Rights will expire on November 23, 2008, unless we redeem or exchange them before then or extend the expiration date. Our board of directors may amend the terms of the Rights without the consent of the holders of the Rights at any time before the distribution date in any manner our board deems desirable, including reducing certain thresholds described above to the greater of:

    . the sum of .001% and the largest percentage of outstanding common stock that we know a person or group owns; or

    .  10%.

Our board of directors may amend the terms of the Rights without the consent of the holders of the Rights after the distribution date only if the amendment does not adversely affect the interests of the holders of the Rights.

                      DESCRIPTION OF SECURITIES WARRANTS

      This section describes the general terms and provisions of the securities warrants. The prospectus supplement will describe the specific terms of the securities warrants offered through that prospectus supplement and any general terms outlined in this section that will not apply to those securities warrants.

      We may issue warrants for the purchase of debt securities, preferred stock, depositary shares or common stock. Securities warrants may be issued alone or together with debt securities, preferred stock or depositary shares offered by any prospectus supplement and may be attached to or separate from those securities. Each series of securities warrants will be issued under a separate securities warrant agreement between us and a bank or trust company, as securities warrant agent, which will be described in the applicable prospectus supplement. The securities warrant agent will act solely as our agent in connection with the securities warrants and will not act as an agent or trustee for any holders of securities warrants.

      We have summarized the material terms and provisions of the securities warrant agreements and securities warrants in this section. We have also filed the forms of securities warrant agreements and the certificates representing the securities warrants as exhibits to the registration statement. You should read the applicable forms of securities warrant agreement and securities warrant certificate for additional information before you buy any securities warrants.

GENERAL

      If we offer securities warrants, the applicable prospectus supplement will describe their terms. If securities warrants for the purchase of debt securities are offered, the applicable prospectus supplement will describe the terms of those securities warrants, including the following if applicable:

    .  the offering price;

    .  the currencies in which the securities warrants are being offered;

    . the designation, aggregate principal amount, currencies, denominations and terms of the series of the debt securities that can be purchased if a holder exercises the securities warrants;

    . the designation and terms of any series of debt securities, preferred stock or depositary shares with which the securities warrants are being offered and the number of securities warrants offered with each debt security, share of preferred stock or depositary share;

    . the date on and after which the holder of the securities warrants can transfer them separately from the related series of debt securities, preferred stock or depositary shares;

    . the principal amount of the series of debt securities that can be purchased if a holder exercises the securities warrant and the price at which and currencies in which the principal amount may be purchased upon exercise;

    . the date on which the right to exercise the securities warrants begins and the date on which the right expires;

    .  whether the securities warrants will be in registered or bearer form;

    .  United States federal income tax consequences; and

    .  any other terms of the securities warrants.

Unless we state otherwise in the applicable prospectus supplement, the securities warrants for the purchase of debt securities will be in registered form only.

      If securities warrants for the purchase of preferred stock, depositary shares or common stock are offered, the applicable prospectus supplement will describe the terms of those securities warrants, including the following where applicable:

    .  the offering price;

    . the total number of shares that can be purchased if a holder of the securities warrants exercises them and, in the case of securities warrants for preferred stock or depositary shares, the designation, total number and terms of the series of preferred stock that can be purchased upon exercise or that are underlying the depositary shares that can be purchased upon exercise;

    . the designation and terms of the series of debt securities, preferred stock or depositary shares with which the securities warrants are being offered and the number of securities warrants being offered with each debt security, share of preferred stock or depositary share;

    . the date on and after which the holder of the securities warrants can transfer them separately from the related series of debt securities, preferred stock or depositary shares;

    . the number of shares of preferred stock, depositary shares or shares of common stock that can be purchased if a holder exercises the securities warrant and the price at which the preferred stock, depositary shares or common stock may be purchased upon each exercise;

    . the date on which the right to exercise the securities warrants begins and the date on which the right expires;

    .  United States federal income tax consequences; and

    .  any other terms of the securities warrants.

Securities warrants for the purchase of preferred stock, depositary shares or common stock will be in registered form only.

      A holder of securities warrant certificates may exchange them for new certificates of different denominations, present them for registration of transfer, and exercise them at the corporate trust office of the securities warrant agent or any other office indicated in the applicable prospectus supplement.

      Until any securities warrants to purchase debt securities are exercised, the holder of such securities warrants will not have any of the rights of holders of the debt securities that can be purchased upon exercise, including any right to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any securities warrants to purchase preferred stock, depositary shares or common stock are exercised, holders of such securities warrants will not have any rights of holders of the underlying preferred stock, depositary shares or common stock, including any right to receive dividends or to exercise any voting rights.

EXERCISE OF SECURITIES WARRANTS

      Each holder of a securities warrant is entitled to purchase the principal amount of debt securities or number of shares of preferred stock, depositary shares or shares of common stock, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates, or a later date if we extend the time for exercise, unexercised securities warrants will become void.

      A holder of securities warrants may exercise them by following the general procedure outlined below:

    . delivering to the securities warrant agent the payment required by the applicable prospectus supplement to purchase the underlying security;

    . properly completing and signing the reverse side of the securities warrant certificate representing the securities warrants; and

    . delivering the securities warrant certificate representing the securities warrants to the securities warrant agent, or other office indicated in the applicable prospectus

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

       supplement, within five business days of the securities warrant agent receiving payment of the exercise price.

      If you comply with the procedures described above, your securities warrants will be considered to have been exercised when the securities warrant agent receives payment of the exercise price. After you have completed those procedures, we will, as soon as practicable, issue and deliver to you the debt securities, preferred stock, depositary shares or common stock that you purchased upon exercise. If you exercise fewer than all of the securities warrants represented by a securities warrant certificate, the securities warrant agent will issue to you a new securities warrant certificate for the unexercised amount of securities warrants. Holders of securities warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the securities warrants.

AMENDMENTS AND SUPPLEMENTS TO SECURITIES WARRANT AGREEMENTS

      We may amend or supplement a securities warrant agreement without the consent of the holders of the applicable securities warrants if the changes are not inconsistent with the provisions of the securities warrants and do not materially adversely affect the interests of the holders of the securities warrants. We, along with the securities warrant agent, may also modify or amend a securities warrant agreement and the terms of the securities warrants if a majority of the then--outstanding unexercised securities warrants affected by the modification or amendment consent. However, no modification or amendment that accelerates the expiration date, increases the exercise price, reduces the majority consent requirement for any such modification or amendment, or otherwise materially adversely affects the rights of the holders of the securities warrants may be made without the consent of each holder affected by the modification or amendment.

COMMON STOCK WARRANT ADJUSTMENTS

      Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of shares of common stock covered by, a warrant for common stock will be adjusted in the manner set forth in the applicable prospectus supplement if certain events occur, including:

    . if we issue capital stock as a dividend or distribution on the common stock;

    .  if we subdivide, reclassify or combine the common stock;

    . if we issue rights or warrants to all holders of common stock entitling them, for a period expiring 45 days after the date fixed for determining the stockholders entitled to receive such rights or warrants, to purchase common stock at less than the current market price, as defined in the warrant agreement for such series of common stock warrants; or

    . if we distribute to all holders of common stock evidences of our indebtedness or our assets, excluding certain cash dividends and distributions, or if we distribute to all holders of common stock rights or warrants, excluding those referred to in the bullet point above.

      Except as stated above, the exercise price and number of shares of common stock covered by a common stock warrant will not be adjusted if we issue common stock or any securities convertible into or exchangeable for common stock, or securities carrying the right to purchase common stock or securities convertible into or exchangeable for common stock.

      Holders of common stock warrants may have additional rights under the following circumstances:

    .  a reclassification or change of the common stock;

    .  a consolidation or merger involving our company; or

    . a sale or conveyance to another corporation of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our common stock are entitled to receive stock, securities, other property or assets, including cash, with respect to or in exchange for common stock, the holders of the common stock warrants then outstanding will be entitled to receive upon exercise of their common stock warrants the kind and amount of shares of stock and other securities or property that they would have received upon the reclassification, change, consolidation, merger, sale or conveyance if they had exercised their common stock warrants immediately before the transaction.

                              PLAN OF DISTRIBUTION

      We may sell the securities offered under this prospectus through agents, through underwriters or dealers or directly to one or more purchasers. We may also offer the securities in exchange for our outstanding indebtedness.

      Underwriters, dealers and agents that participate in the distribution of the securities offered under this prospectus may be underwriters as defined in the Securities Act of 1933 and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation, including underwriting discount, will be described in the applicable prospectus supplement. The prospectus supplement will also describe other terms of the offering, including the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the offered securities may be listed.

      The distribution of the securities offered under this prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

      If the securities offered under this prospectus are issued in exchange for our outstanding securities, the applicable prospectus supplement will set forth the terms of the exchange, the identity of and the terms of sale of the securities offered under this prospectus by the selling security holders.

      If the applicable prospectus supplement indicates, we will authorize dealers or our agents to solicit offers by institutions to purchase offered securities from us under contracts that provide for payment and delivery on a future date. We must approve all institutions, but they may include, among others:

    .  commercial and savings banks;

    .  insurance companies;

    .  pension funds;

    .  investment companies; and

    .  educational and charitable institutions.

The institutional purchaser's obligations under the contract are only subject to the condition that the purchase of the offered securities at the time of delivery is allowed by the laws that govern the purchaser. The dealers and our agents will not be responsible for the validity or performance of the contracts.

      One of our wholly-owned subsidiaries, Norwest Investment Services Inc., or NISI, may help place some of the securities offered under this prospectus. If this occurs, the placement will comply with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. and will be made under an agreement between us and NISI. This agreement will authorize NISI to contact its existing customers, which are financial institutions and sophisticated investors, to inform them that the securities offered by this prospectus can be purchased from us. NISI will forward any orders for such securities to us for acceptance. We will pay NISI a commission at the same rate as the commissions we pay to the other agents that are offering securities under the same prospectus supplement.

      We may have agreements with the underwriters, dealers and agents, including NISI, to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make as a result of those certain civil liabilities.

      If we offer bearer debt securities under this prospectus, each underwriter, dealer and agent that participates in the distribution of any original issuance of bearer debt securities will agree not to offer, sell or deliver bearer debt securities to a United States citizen or to any person within the United States, unless federal law permits otherwise.

      When we issue the securities offered by this prospectus, except for shares of common stock, they may be new securities without an established trading market. If we sell a security offered by this prospectus to an underwriter for public offering and sale, the underwriter may make a market for that security, but the underwriter will not be obligated to do so and could discontinue any market making without notice at any time. Therefore, we cannot give any assurances to you concerning the liquidity of any security offered by this prospectus.

      Underwriters and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their businesses.

                                 LEGAL OPINIONS

      Stanley S. Stroup, who is our Executive Vice President and General Counsel, or another of our lawyers, will issue an opinion about the legality of the securities offered by this prospectus. Mr. Stroup owns, or has the right to acquire, a number of shares of our common stock which represents less than 0.1% of the total outstanding common stock. Certain legal matters will be passed upon for any underwriters or agents by Gibson, Dunn & Crutcher LLP, San Francisco, California. Gibson, Dunn & Crutcher LLP represents us and certain of our subsidiaries in other legal matters.

                                    EXPERTS

      KPMG LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated in this prospectus by reference. Our consolidated financial statements are, and consolidated financial statements included in subsequent filings with the SEC will be, incorporated by reference in this prospectus in reliance upon such report given upon the authority of such firm as experts in accounting and auditing, to the extent consolidated financial statements included in such subsequent filings are covered by consents executed by such firm and filed with the SEC.


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

              PRINCIPAL EXECUTIVE OFFICE OF WELLS FARGO & COMPANY

                             420 Montgomery Street
                        San Francisco, California 94163

                                    TRUSTEE

                                 Citibank, N.A.
                          111 Wall Street , 5th Floor
                            New York, New York 10043

                   REGISTRAR, ISSUING AGENT AND PAYING AGENT

                          Norwest Bank Minnesota, N.A.
                                 Norwest Center
                              Sixth and Marquette
                       Minneapolis, Minnesota 55479-1019

                     LONDON ISSUING AGENT AND PAYING AGENT

                                 Citibank, N.A.
                               5 Carmelite Street
                                London EC4Y 0PA

                                 LEGAL ADVISORS

 To Wells Fargo as to United States Law   Special United States Tax Counsel to
                                                      Wells Fargo

           Stanley S. Stroup
  Executive Vice President and General            Faegre & Benson LLP
                Counsel                           2200 Norwest Center
         Wells Fargo & Company                  90 South Seventh Street
         420 Montgomery Street                Minneapolis, Minnesota 55402
    San Francisco, California 94163

 To the Underwriters as to United          To the London Listing Agent as to
 States Law                                           English Law


      Gibson, Dunn & Crutcher LLP                      Linklaters
         One Montgomery Street                      One Silk Street
             Telesis Tower                           London EC248HQ
    San Francisco, California 94104


                            AUDITORS OF WELLS FARGO

                                    KPMG LLP
                      Three Embarcadero Center, Suite 2000
                        San Francisco, California 94111

                              LONDON LISTING AGENT

                  Credit Suisse First Boston (Europe) Limited
                                One Cabot Square
                                 London E14 4QJ

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